Exhibit (c)(i)

NEW SOUTH WALES TREASURY CORPORATION

STATEMENT OF COMPREHENSIVE INCOME

FOR THE YEAR ENDED 30 JUNE 2012

		CONSOLIDATED		CORPORATION
		2012	2011	2012	2011
	Note	$’000	$’000	$’000	$’000
Income from changes in fair value	2	8,174,991	3,468,308	8,174,991	3,468,308
Less: Expenses from changes in fair value	3	(8,076,666)	(3,303,173)	(8,076,666)	(3,303,173)

Net income from changes in fair value		98,325	165,135	98,325	165,135
Fees and commissions	4	22,057	27,757	22,057	27,757

Total net income		120,382	192,892	120,382	192,892

Less: General administrative expenses
Staff costs		(18,331)	(20,597)	(1,333)	(1,631)
Personnel services costs		—	—	(17,508)	(18,978)
Financial services costs		(1,681)	(1,683)	(1,681)	(1,683)
Information technology costs		(10,102)	(8,680)	(10,102)	(8,680)
Premises and administration costs		(6,265)	(5,717)	(6,265)	(5,717)

Total general administrative expenses		(36,379)	(36,677)	(36,889)	(36,689)

Transaction issuance fees		(4,501)	(2,700)	(4,501)	(2,700)
Other transaction costs		(2,351)	(2,066)	(2,351)	(2,066)

Total transaction costs		(6,852)	(4,766)	(6,852)	(4,766)

Total general administrative and transaction costs	4	(43,231)	(41,443)	(43,741)	(41,455)

Profit before income tax equivalent expense		77,151	151,449	76,641	151,437

Income tax equivalent expense	1(c)	(22,992)	(45,431)	(22,992)	(45,431)

Profit for the year		54,159	106,018	53,649	106,006

Other comprehensive loss
Actuarial loss on defined benefit plans	4	(510)	(12)	—	—

Total comprehensive income for the year		53,649	106,006	53,649	106,006

The accompanying notes form part of these financial statements.

NEW SOUTH WALES TREASURY CORPORATION

BALANCE SHEET

AS AT 30 JUNE 2012

		CONSOLIDATED		CORPORATION
		2012	2011	2012	2011
	Note	$’000	$’000	$’000	$’000
Assets
Cash and liquid assets	5	1,650,752	1,012,870	1,650,752	1,012,870
Outstanding settlements receivable	1(e)	—	464,966	—	464,966
Due from financial institutions	6	3,353,203	3,240,216	3,353,203	3,240,216
Securities held	7	6,216,622	5,919,466	6,216,622	5,919,466
Derivative financial instruments receivable	14	594,085	176,809	594,085	176,809
Loans to government clients	8	58,406,519	49,515,921	58,406,519	49,515,921
Other assets	9	26,653	43,487	26,589	43,291
Plant and equipment	10	5,980	1,549	5,980	1,549

Total assets		70,253,814	60,375,284	70,253,750	60,375,088

Liabilities
Due to financial institutions	11	6,639,725	4,753,241	6,639,725	4,753,241
Outstanding settlements payable	1(e)	25,155	565,469	25,155	565,469
Due to government clients	12	748,128	1,099,573	748,128	1,099,573
Borrowings	13	61,968,874	53,300,871	61,968,874	53,300,871
Derivative financial instruments payable	14	693,865	432,343	693,865	432,343
Income tax equivalent payable		5,322	13,301	5,322	13,301
Other liabilities and provisions	15	69,322	110,212	69,258	110,016

Total liabilities		70,150,391	60,275,010	70,150,327	60,274,814

Net assets		103,423	100,274	103,423	100,274

Represented by:
Equity
Retained profits	18	103,423	100,274	103,423	100,274

Total equity		103,423	100,274	103,423	100,274

The accompanying notes form part of these financial statements.

NEW SOUTH WALES TREASURY CORPORATION

STATEMENT OF CHANGES IN EQUITY

FOR THE YEAR ENDED 30 JUNE 2012

		CONSOLIDATED		CORPORATION
		2012	2011	2012	2011
	Note	$’000	$’000	$’000	$’000
Total equity at the beginning of the year		100,274	85,268	100,274	85,268

Profit for the year		54,159	106,018	53,649	106,006
Other comprehensive loss	4	(510)	(12)	—	—

Total comprehensive income for the year		53,649	106,006	53,649	106,006

Less: Dividend payable	15	(50,500)	(91,000)	(50,500)	(91,000)

Total equity at year end	18	103,423	100,274	103,423	100,274

The accompanying notes form part of these financial statements.

NEW SOUTH WALES TREASURY CORPORATION

CASH FLOW STATEMENT

FOR THE YEAR ENDED 30 JUNE 2012

		CONSOLIDATED		CORPORATION
		2012	2011	2012	2011
	Note	$’000	$’000	$’000	$’000
Cash inflows/(outflows) from operating activities
Interest and other costs of finance received		3,636,256	3,398,297	3,636,256	3,398,297
Interest and other costs of finance paid		(3,520,270)	(3,146,280)	(3,520,270)	(3,146,280)
Fees and commissions received		29,031	27,768	29,031	27,768
Payments of tax equivalents		(30,971)	(39,637)	(30,971)	(39,637)
Payments of Goods and Services Tax		(1,108)	(1,682)	(1,108)	(1,682)
Payments of administrative expenses		(42,176)	(36,541)	(42,176)	(36,541)
Loans to government clients made		(19,698,969)	(12,703,206)	(19,698,969)	(12,703,206)
Loans to government clients repaid		15,330,253	7,872,337	15,330,253	7,872,337

Net cash used in operating activities	29	(4,297,954)	(4,628,944)	(4,297,954)	(4,628,944)

Cash inflows/(outflows) from investing activities
Purchases of plant and equipment		(9,655)	(4,345)	(9,655)	(4,345)
Net cash (to)/from securities held		(447,643)	2,520,557	(447,643)	2,520,557

Net cash (used in)/provided by investing activities		(457,298)	2,516,212	(457,298)	2,516,212

Cash inflows/(outflows) from financing activities
Proceeds from issuance of borrowings and short term securities		52,251,192	49,823,373	52,251,192	49,823,373
Repayment of borrowings and short term securities		(46,357,824)	(47,365,517)	(46,357,824)	(47,365,517)
Net cash (outflow)/proceeds from the purchase and repayment of other short term financial instruments		(409,174)	316,664	(409,174)	316,664
Dividend paid		(91,000)	(38,500)	(91,000)	(38,500)

Net cash provided by financing activities		5,393,194	2,736,020	5,393,194	2,736,020

Net increase in cash held		637,942	623,288	637,942	623,288

Cash and cash equivalents at the beginning of the year		1,012,810	389,522	1,012,810	389,522

Cash and cash equivalents at the end of the year	28	1,650,752	1,012,810	1,650,752	1,012,810

The accompanying notes form part of these financial statements.

NEW SOUTH WALES TREASURY CORPORATION

NOTES TO THE FINANCIAL STATEMENT

FOR THE YEAR ENDED 30 JUNE 2012

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

a.	Basis of preparation

The financial statements of New South Wales Treasury Corporation (‘the Corporation’) are general purpose financial statements and have been prepared in accordance with the provisions of the Public Finance and Audit Act 1983, the Public Finance and Audit Regulation 2010 and the New South Wales Treasurer’s Directions. They have also been prepared in accordance with Australian Accounting Standards and other authoritative pronouncements of the Australian Accounting Standards Board (AASB).

Australian Accounting Standards include Australian equivalents to International Financial Reporting Standards (IFRS). Compliance with the Australian equivalents to IFRS ensures this financial report, comprising the financial statements and accompanying notes for the consolidated entity, complies with IFRS.

Standards and Interpretations issued but not yet effective

At the date of authorisation of the financial statements, the Standards and Interpretations listed below were issued but not yet effective.

Standard/Interpretation	Effective for annual reporting periods beginning on or after	Expected to be initially applied in the financial year ending
AASB 2011-9 Amendments to Australian Accounting Standards – Presentation of Items of Other Comprehensive Income	1 July 2012	30 June 2013

AASB 13 Fair Value Measurements	1 January 2013	30 June 2014

AASB 127 (2011) Separate Financial Statements	1 January 2013	30 June 2014

AASB 119 (2011) Employee Benefits	1 January 2013	30 June 2014

AASB 10 Consolidated Financial Statements	1 January 2013	30 June 2014

AASB 2010-2 Amendments to Australian Accounting Standards arising from Reduced Disclosure Requirements	1 July 2013	30 June 2014

AASB 1053 Application of Tiers of Australian Accounting Standards	1 July 2013	30 June 2014

AASB 2011-4 Amendments to Australian Accounting Standards to Remove Individual Key Management Personnel Disclosure Requirements	1 July 2013	30 June 2014

AASB 9 Financial Instruments, AASB 2009-11 & 2010-7 Amendments to Australian Accounting Standards arising from AASB9 (December 2010)	1 January 2015	30 June 2016

AASB 13 Fair Value Measurements does not establish new requirements for when fair value is required but provides a single source of guidance on how fair value is measured. AASB 9 Financial Instruments and its associated amending standards specify new recognition and measurement requirements for financial assets and financial liabilities within the scope of AASB 139 Financial Instruments: Recognition and Measurement. Broadly, all of the amendments will require the Corporation to continue to measure financial assets and financial liabilities at fair value using current principles, through profit or loss. Therefore when applied, all of these standards will impact only on the presentation of the financial statements and disclosures in the notes.

The financial statements are prepared on the basis of a ‘for-profit’entity as determined by the accounting standards.

NEW SOUTH WALES TREASURY CORPORATION

NOTES TO THE FINANCIAL STATEMENT

FOR THE YEAR ENDED 30 JUNE 2012

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

a.	Basis of preparation (Continued)

The financial statements are prepared using the accrual basis of accounting. Financial assets and financial liabilities are stated on a fair value basis of measurement. Plant and equipment is stated at the fair value of the consideration given at the time of acquisition. Employee benefits are recognised on a present value basis, as detailed in note 1(i). All other assets, liabilities and provisions are initially measured at historical cost and reported based on their recoverable or settlement amount.

All amounts are shown in Australian dollars and are rounded to the nearest thousand dollars unless otherwise stated. Assets and liabilities are presented on the Balance sheet in order of liquidity.

Accounting policies and the presentation adopted in these financial statements are consistent with the previous year. Comparative information has been reclassified, where necessary, to be consistent with the current year.

b.	Principles of consolidation

The financial statements of the consolidated entity include the accounts of the Corporation, being the parent entity, its wholly-owned subsidiary, TCorp Nominees Pty Limited, and the special purpose service entity, Treasury Corporation Division of the Government Service (‘TCorp Division’).

TCorp Division is deemed to be a reporting entity, and a controlled entity of the Corporation, in accordance with New South Wales Treasury Circular TC 06/13 Financial Reporting and Annual Reporting Requirements Arising from Employment Arrangements. The effect of all transactions and balances between entities in the consolidated entity are eliminated in full. Information provided in the notes to these financial statements refers to the consolidated entity only, unless otherwise stated (refer notes 4, 9, 15 and 26), as there is no material difference between the results or financial position of the consolidated entity and the Corporation.

c.	Tax equivalents

The Income Tax Assessment Act 1936 and the Income Tax Assessment Act 1997 exempt the Corporation and its controlled entities from liability for Commonwealth income tax. However, the Corporation is subject to tax equivalent payments to the New South Wales Government.

The Corporation’s liability was determined to be an amount equal to 30% of the profit for the year to 30 June 2012 (2011: 30%).

d.	Financial assets and financial liabilities

The Corporation has elected to designate all financial assets and financial liabilities as ‘fair value through profit or loss’, consistent with the provisions of accounting standard AASB 139 Financial Instruments: Recognition and Measurement. The eligibility criteria for this election have been satisfied as the Corporation manages its Balance sheet on a fair value basis. This is actively demonstrated through the measurement and reporting of risks, limits, valuations and performance, consistent with risk management policies approved by the Board. Derivative financial instruments are deemed to be ‘held for trading’ under AASB 139 and must be accounted as ‘fair value through profit or loss’. Therefore all financial assets, financial liabilities and derivative financial instruments are valued on a fair value basis as at balance date with resultant gains and losses from one valuation date to the next recognised in the Statement of comprehensive income.

Where an active market exists, fair values are determined by reference to the specific market quoted prices/yields at the year end. If no active market exists, judgement is used to select the valuation technique which best estimates fair value by discounting the expected future cash flows arising from the securities to their present value using market yields and margins appropriate to the securities. These margins take into account credit quality and liquidity of the securities. Market yields used for valuing loans to clients are derived from yields for similar debt securities issued by the Corporation which are detailed in note 19.

All financial assets, liabilities and derivatives are recognised on the Balance sheet at trade date being the date the Corporation becomes party to the contractual provisions of the instrument.

NEW SOUTH WALES TREASURY CORPORATION

NOTES TO THE FINANCIAL STATEMENT

FOR THE YEAR ENDED 30 JUNE 2012

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

d.	Financial assets and financial liabilities

Financial assets are de-recognised when the Corporation’s contractual rights to cash flows from the financial assets expire. Financial liabilities are de-recognised when the Corporation’s contractual obligations are extinguished.

Securities sold under repurchase agreements are retained in the Securities Held classification on the Balance sheet (note 7). The Corporation’s obligation to buy back these securities is recognised as a liability and disclosed in Due to Financial Institutions (note 11).

Transactions conducted on behalf of others are disclosed in Fiduciary Activities (note 24) and those transactions offset or contingent on future events are disclosed in Contingent Liabilities and Commitments (note 25).

e.	Outstanding settlements

Outstanding settlements receivable comprise the amounts due to the Corporation for transactions that have been recognised, but not yet settled, as at the balance date. Outstanding settlements payable comprise amounts payable by the Corporation for transactions that have been recognised, but not yet settled, as at the balance date.

f.	Other assets and liabilities

Other assets, including debtors, intangible assets, prepayments and deposits, and other liabilities, including creditors, expense accruals, and provisions, are all reported based on their recoverable or settlement amount.

Computer software is classified as an intangible asset and amortised on a straight line basis over the estimated useful life of the asset. Estimated useful lives are generally up to five years from the date the computer software is commissioned. The assets’ useful lives are reviewed and adjusted if appropriate at each balance date. Systems projects that are implemented in stages are recorded as work-in-progress within the computer software classification until they are commissioned and commence amortising.

g.	Plant and equipment

Plant and equipment comprising leasehold improvements, office furniture and equipment, computer hardware and motor vehicles are stated at cost less accumulated depreciation and impairment which approximates fair value. Cost includes expenditure that is directly attributable to the acquisition or construction of the item. Depreciation is calculated on a straight-line basis, from the date the assets are commissioned, over their estimated useful lives as follows:

•	Leasehold improvements (including the lease make good provision) over the term of the lease, which currently expires on 19 May 2018.

•	Equipment and vehicles

•	Computer hardware - three years

•	Motor vehicles - five years

•	Furniture and fittings - over the term of the lease, which expires on 19 May 2018.

The assets’ residual values, useful lives and depreciation method are reviewed at the end of each annual reporting period with the effects of any changes recognised on a prospective basis.

The gain or loss arising on disposal or retirement of an item of plant or equipment is determined as the difference between the sales proceeds and the carrying amount of the asset and is recognised in the Statement of comprehensive income.

NEW SOUTH WALES TREASURY CORPORATION

NOTES TO THE FINANCIAL STATEMENT

FOR THE YEAR ENDED 30 JUNE 2012

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

h.	Impairment of assets

Items of plant and equipment, intangible assets and receivables are assessed annually for any evidence of impairment. Where evidence of impairment is found, the carrying amount is reviewed and, if necessary, written down to the asset’s recoverable amount.

i.	Employee benefits

Provision for annual leave is recognised on the basis of statutory and contractual requirements and is measured at nominal values using the remuneration rate expected to apply at the time of settlement. The provision for long service leave represents the present value of the estimated future cash outflows to employees in respect of services provided by employees up to the year end, with consideration being given to expected future salary levels, previous experience of employee departures and periods of service.

j.	Foreign currency transactions

Foreign currency transactions are initially translated into Australian dollars at the rate of exchange at the date of the transaction. At year end, foreign currency monetary items are translated to Australian dollars at the spot exchange rate current at that date. Resulting exchange differences are recognised in the Statement of comprehensive income.

k.	Cash and liquid assets

Cash and liquid assets includes cash and liquid assets that are readily convertible to cash. For the purpose of the Cash flow statement, cash and cash equivalents includes cash and liquid assets net of outstanding short-term borrowings.

l.	Leased assets

Operating lease payments are recognised as an expense as incurred over the lease term. Lease incentives received are recognised in the Statement of comprehensive income as an integral part of the total lease expense (included in premises costs) and spread over the lease term.

m.	Fiduciary activities

The Corporation acts as agent and manager for various client asset and debt portfolios and as trustee and manager of the Hour-Glass unit trust investment facilities (refer note 24). The associated liabilities and assets are not recognised in the Balance sheet of the Corporation. Management fees earned by the Corporation in carrying out these activities are included in the Statement of comprehensive income on an accruals basis.

n.	Set-off of assets and liabilities

The Corporation from time to time may facilitate certain structured financing arrangements for clients. In such arrangements where a legally recognised right to set-off the assets and liabilities exists, and the Corporation intends to settle on a net basis, the assets and liabilities arising are set-off and the net amount is recognised in the Balance sheet.

NEW SOUTH WALES TREASURY CORPORATION

NOTES TO THE FINANCIAL STATEMENT

FOR THE YEAR ENDED 30 JUNE 2012

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

o.	Income recognition

Income is recognised to the extent that it is probable that the economic benefits will flow to the entity and the revenue can be reliably measured. Specific types of income are recognised as follows:

•	Interest income

Interest income includes accrued interest, discount and premium.

•	Fees and commissions

Fees and commissions for services provided are recognised in the period in which the service is provided.

p.	Goods and Services Tax (GST)

Income, expenses and assets (other than receivables) are recognised net of GST. The amount of GST on expenses that is not recoverable from the taxation authority is recognised as a separate item of administration expense. The amount of GST on assets that is not recoverable is recognised as part of the cost of acquisition. Receivables and payables are recognised inclusive of GST.

q.	Dividends

The Corporation’s commitment to pay a dividend to the New South Wales Government is ratified in a Statement of Business Intent. Additionally, the basis for determination of the year’s dividend is recorded in a Board resolution prior to the end of the financial year.

NEW SOUTH WALES TREASURY CORPORATION

NOTES TO THE FINANCIAL STATEMENT

FOR THE YEAR ENDED 30 JUNE 2012

2.	INCOME FROM CHANGES IN FAIR VALUE

	2012	2011
	$’000	$’000
Income from changes in fair value is comprised of:
Interest income received or receivable – government clients	2,905,434	2,713,116
Interest income received or receivable – financial institutions	634,130	631,875
Gains on derivative financial instruments	28,084	56,082
Increase/(decrease) in fair value of financial assets/(liabilities)	4,607,343	67,235

	8,174,991	3,468,308

3.	EXPENSES FROM CHANGES IN FAIR VALUE

	2012	2011
	$’000	$’000
Expenses from changes in fair value is comprised of:
Interest expense paid or payable – government clients	14,692	17,379
Interest expense paid or payable – financial institutions	3,265,723	3,158,077
Losses on derivative financial instruments	246,341	51,682
Net foreign exchange loss	174	35
Decrease/(increase) in fair value of financial assets/(liabilities)	4,549,736	76,000

	8,076,666	3,303,173

Derivative financial instruments are used to manage interest rate risk and foreign exchange risk. Gains or losses on derivative financial instruments are largely offset by changes in the fair value of financial assets and liabilities.

NEW SOUTH WALES TREASURY CORPORATION

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 30 JUNE 2012

4.	TOTAL COMPREHENSIVE INCOME FOR THE YEAR

	CONSOLIDATED		CORPORATION
	2012	2011	2012	2011
	$’000	$’000	$’000	$’000
(a) The profit for the year includes the following specific items:

Fees and commissions	22,057	27,757	22,057	27,757
Comprising:

Specific client mandates	13,491	19,230	13,491	19,230
- asset portfolios	6,807	6,776	6,807	6,776
- debt portfolios	6,684	12,454	6,684	12,454
Hour-Glass investment facility trusts	6,760	6,766	6,760	6,766
Other fees and commissions from NSW government entities	1,800	1,761	1,800	1,761
Other fees from financial institutions	6	—	6	—

Total general administrative and transaction costs	43,231	41,443	43,741	41,455
Includes:

Auditors remuneration to the Audit Office of NSW	307	289	307	289
- for audit of the financial report	284	278	284	278
- other services	23	11	23	11
Consultants’ fees	136	143	136	143
Depreciation and amortisation	4,608	4,497	4,608	4,497

Key management personnel compensation[1]	2,516	3,586	2,516	3,586
- Short-term employee benefits	2,345	3,203	2,345	3,203
- Post-employment benefits	143	116	143	116
- Other long-term employee benefits	28	93	28	93
- Termination benefits	—	174	—	174
Rental on operating leases	1,863	1,689	1,863	1,689

Superannuation expense	1,575	988	—	—
- Defined contribution plans	1,134	1,038	—	—
- Defined benefit plans	441	(50)	—	—

(b) Other comprehensive loss:

Actuarial loss on defined benefit plans	510	12	—	—

[1]

Key management personnel includes the directors and executives with the authority and responsibility for managing the consolidated entity (note 26). The total compensation for non-executive directors for 2012 was $367,000 (2011: $363,000).

NEW SOUTH WALES TREASURY CORPORATION

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 30 JUNE 2012

5.	CASH AND LIQUID ASSETS

	2012	2011
	$’000	$’000
Cash on hand and at bank	22,908	35,997
Overnight and short term placements (unsecured)	1,627,844	976,873

	1,650,752	1,012,870

The overnight and short term placements for up to seven days are made to domestic financial institutions with principal and interest repayable at maturity date.

6.	DUE FROM FINANCIAL INSTITUTIONS

	2012	2011
	$’000	$’000
Short-term bank deposits	3,318,206	3,227,298
Cash collateral	34,997	12,918

	3,353,203	3,240,216

Cash collateral may be provided by the Corporation to support amounts payable to financial institutions in respect of certain derivative transactions (note 20).

7.	SECURITIES HELD

	2012	2011
	$’000	$’000
Floating rate notes[1]	2,495,869	1,891,481
Bank bills and certificates of deposit	1,725,941	1,791,301
Securities sold under repurchase agreements	1,295,676	1,185,643
Semi-government bonds	673,443	1,028,521
Indexed annuity bonds	25,693	22,520

	6,216,622	5,919,466

[1]	Includes securities guaranteed by the Commonwealth of Australia totalling $881.9 million (2011: $887.2 million), which remain effective until maturity.

Securities held are used mainly to cover liquidity requirements and to support client deposits accepted.

NEW SOUTH WALES TREASURY CORPORATION

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 30 JUNE 2012

8.	LOANS TO GOVERNMENT CLIENTS

	2012	2011
	$’000	$’000
New South Wales public sector clients:
- Crown entity (New South Wales General Government)	25,480,810	18,968,696
- Electricity sector	21,554,379	17,576,654
- Transport sector	1,299,296	1,652,658
- Water sector	7,851,155	8,850,528
- Other sectors	2,175,819	2,425,283
- Universities	45,060	42,102

	58,406,519	49,515,921

Loans to clients comprise financial accommodation on simple interest, discount, fixed interest, floating rate or inflation indexed bases.

For capital indexed loans, coupons and face value are indexed quarterly in line with changes in inflation. The fair value of these loans at balance date totalled $6,427.1 million (2011: $5,092.1 million).

Loans to New South Wales public sector clients and universities are guaranteed by the New South Wales Government.

9.	OTHER ASSETS

		CONSOLIDATED		CORPORATION
		2012	2011	2012	2011
	Note	$’000	$’000	$’000	$’000
Debtors and fee accruals		14,437	18,920	14,437	18,920
Intangible assets		3,702	5,993	3,702	5,993
Security deposits		7,736	17,498	7,736	17,498
Lease incentive receivable		92	—	92	—
Prepaid superannuation	22	—	196	—	—
Other prepayments		686	880	622	880

		26,653	43,487	26,589	43,291

Reconciliation of Intangible assets
Opening carrying value		5,993	5,905	5,993	5,905
Additions		1,523	3,606	1,523	3,606
Amortisation		(3,588)	(3,137)	(3,588)	(3,137)
Write-offs of redundant assets		(226)	(381)	(226)	(381)

Carrying value at year end		3,702	5,993	3,702	5,993

NEW SOUTH WALES TREASURY CORPORATION

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 30 JUNE 2012

10.	PLANT AND EQUIPMENT

	Leasehold Improvements		Equipment & Vehicles		Total
	2012	2011	2012	2011	2012	2011
	$’000	$’000	$’000	$’000	$’000	$’000
Opening fair value	975	1,117	2,905	3,624	3,880	4,741
Opening accumulated depreciation	(710)	(687)	(1,621)	(1,741)	(2,331)	(2,428)

Opening carrying amount	265	430	1,284	1,883	1,549	2,313

Changes during the year:
Additions at fair value	4,378	94	1,370	912	5,748	1,006
Net disposals and write-offs of redundant assets	(133)	—	(164)	(410)	(297)	(410)
Depreciation expense	(420)	(259)	(600)	(1,101)	(1,020)	(1,360)

Closing carrying amount	4,090	265	1,890	1,284	5,980	1,549

Closing fair value	4,200	975	2,547	2,905	6,747	3,880
Closing accumulated depreciation	(110)	(710)	(657)	(1,621)	(767)	(2,331)

Carrying amount at year end	4,090	265	1,890	1,284	5,980	1,549

11.	DUE TO FINANCIAL INSTITUTIONS

	2012	2012	2011	2011
	Face Value	Fair Value	Face Value	Fair Value
	$’000	$’000	$’000	$’000
Short term borrowings	—	—	60	60
Repurchase agreements	1,293,917	1,296,940	1,178,655	1,182,063
Cash collateral	34,920	34,917	—	—
Promissory notes	5,320,327	5,307,868	3,578,518	3,571,118

	6,649,164	6,639,725	4,757,233	4,753,241

Short term borrowings include overnight, call and monthly deposits borrowed from domestic financial institutions on an unsecured basis, with face value and interest repayable at maturity date.

Securities sold under repurchase agreements are secured by cash collateral (note 20). The Corporation has an obligation to buy back the securities on the dates agreed, usually for terms ranging up to thirty days.

Promissory notes are short term securities issued by the Corporation, usually for terms ranging up to six months.

NEW SOUTH WALES TREASURY CORPORATION

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 30 JUNE 2012

12.	DUE TO GOVERNMENT CLIENTS

	2012	2012	2011	2011
	Face Value	Fair Value	Face Value	Fair Value
	$’000	$’000	$’000	$’000
Client deposits	748,014	748,128	1,098,584	1,099,573

	748,014	748,128	1,098,584	1,099,573

Deposits are received from clients on an unsecured basis either at call or for fixed terms generally of one year or less, with interest payable at maturity.

13.	BORROWINGS

	2012	2012	2011	2011
	Face Value	Fair Value	Face Value	Fair Value
	$’000	$’000	$’000	$’000
Benchmark bonds
- domestic	44,309,592	49,623,451	39,854,437	41,312,482
- global exchangeable	1,943,080	2,135,634	3,690,398	3,800,168

Total benchmark bonds	46,252,672	51,759,085	43,544,835	45,112,650
Euro Medium Term Notes	3,784,472	3,502,861	3,516,305	2,803,234
Capital indexed bonds	5,875,361	6,505,372	5,214,727	5,168,814
Other borrowings	192,690	201,556	213,340	216,173

	56,105,195	61,968,874	52,489,207	53,300,871

Domestic benchmark bonds and global exchangeable bonds pay semi-annual coupons with the face value repayable on maturity. Global exchangeable bonds are convertible to domestic benchmark bonds at the option of the holder.

Euro Medium Term Notes (EMTN) are issued via lead managers into both the Euro market and Japanese retail market. They are repayable at maturity with coupons payable either annually or semi-annually.

Callable notes are also issued under the EMTN programme. These notes have a maturity date of greater than five years, with an optional redemption date of one year or more. The fair value of callable notes at the balance date totalled $722.6 million (2011: $944.1 million).

Capital indexed bonds are domestic bonds with quarterly coupons and face value indexed in line with inflation.

The Corporation does not provide any security in the form of asset and other pledges in relation to its borrowings and other amounts due to financial institutions.

Other borrowings include Waratah bonds and non-benchmark domestic bonds.

NEW SOUTH WALES TREASURY CORPORATION

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 30 JUNE 2012

13.	BORROWINGS (CONTINUED)

The benchmark bonds on issue, by maturity were:

		2012	2012	2011	2011
	Coupon	Face Value	Fair Value	Face Value	Fair Value
Maturity	% p.a.	$’000	$’000	$’000	$’000
1 May 2012	6.00	—	—	6,905,237	7,038,707
1 May 2013[1]	5.25	497,048	510,289	640,894	650,623
1 August 2013	5.50	5,142,274	5,389,735	3,224,982	3,331,987
1 August 2014[1]	5.50	2,930,232	3,151,347	4,043,887	4,193,592
1 April 2015	6.00	2,651,350	2,883,915	1,991,850	2,077,102
1 April 2016	6.00	5,001,570	5,537,594	4,967,500	5,191,098
20 February 2017	4.00	2,502,683	2,590,621	—	—
1 March 2017[1]	5.50	2,717,369	3,021,986	4,980,690	5,129,563
1 February 2018	6.00	5,336,620	6,096,957	3,978,300	4,185,061
1 April 2019[1]	6.00	2,561,851	2,974,719	3,637,254	3,814,534
1 May 2020	6.00	5,931,760	6,828,273	4,396,860	4,536,153
1 June 2020[1]	6.00	1,056,974	1,237,719	1,069,774	1,110,784
1 March 2022	6.00	5,049,461	5,935,068	—	—
1 May 2023[1]	6.00	2,486,010	2,968,594	3,506,107	3,649,542
20 August 2024	5.00	2,175,000	2,373,360	—	—
1 May 2030	6.00	212,470	258,908	201,500	203,904

		46,252,672	51,759,085	43,544,835	45,112,650

[1]

Commonwealth Government guaranteed borrowings at 30 June 2012 total $13,864.65 million, fair value (2011: $18,548.6 million, fair value). Refer to Other disclosures concerning financial liabilities (note 16).

NEW SOUTH WALES TREASURY CORPORATION

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 30 JUNE 2012

14.	DERIVATIVE FINANCIAL INSTRUMENTS

A derivative financial instrument is a contract or agreement whose value depends on (or derives from) the value of (or changes in the value of) an underlying instrument, reference rate or index.

Derivative financial instruments include swaps, forward-dated client loans, futures, forward foreign exchange contracts and interest rate options. Forward dated loans are priced on a consistent basis to other client loans. For all other derivative financial instruments the Corporation is not a price maker, but is a price taker in its use of derivatives.

Collateral may be obtained, or provided, by the Corporation when the market value of certain derivative transactions exceed thresholds agreed with the counterparty (note 20).

The policy of the Corporation is to account for derivative financial instruments on a fair value basis consistent with all other financial assets or liabilities as detailed in note 1(d). Accordingly, resultant profits and losses from one valuation date to the next are included in the Statement of comprehensive income as they arise.

Net Exposure

The fair value of the Corporation’s transactions in derivative financial instruments outstanding at year end is as follows:

	2012	2011
	$’000	$’000
Derivative financial instruments receivable
Cross currency swaps[1]	3,586	887
Interest rate swaps	544,535	162,104
Forward foreign exchange contracts	29,235	6,091
Exchange traded futures	—	6,306
Forward dated loans	11,453	—
Interest rate options	5,276	1,421

	594,085	176,809

Derivative financial instruments payable
Cross currency swaps[1]	(171,896)	(221,367)
Interest rate swaps	(513,078)	(183,171)
Forward foreign exchange contracts	(2,510)	(25,402)
Exchange traded futures	(1,105)	—
Forward dated loans	—	(982)
Interest rate options	(5,276)	(1,421)

	(693,865)	(432,343)

Net amount payable under derivative financial instruments	(99,780)	(255,534)

[1]	Includes cross currency swaps to cover exposure to callable notes. Refer to note 17.

NEW SOUTH WALES TREASURY CORPORATION

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 30 JUNE 2012

15.	OTHER LIABILITIES AND PROVISIONS

		CONSOLIDATED		CORPORATION
		2012	2011	2012	2011
	Note	$’000	$’000	$’000	$’000
Provisions for employee benefits		2,436	5,529	—	—
Amounts due to service entity		—	—	2,630	5,376
Creditors, expense accruals and other provisions		13,653	13,683	13,640	13,640
Lease incentive		2,488	—	2,488	—
Unfunded superannuation liability	22	245	—	—	—
Dividend payable		50,500	91,000	50,500	91,000

		69,322	110,212	69,258	110,016

The Corporation’s obligations relating to employee benefits are reflected as amounts due to service entity at the balance date. Refer to note 26.

16.	OTHER DISCLOSURES CONCERNING FINANCIAL LIABILITIES

Guarantee of the State

All financial liabilities of the Corporation are guaranteed by the New South Wales Government under Sections 22A and 22B of the Public Authorities (Financial Arrangements) Act 1987.

Guarantee of the Commonwealth

Certain benchmark bonds issued by the Corporation, identified in Borrowings (note 13) are guaranteed by the Commonwealth of Australia pursuant to the Australian Government Guarantee of State and Territory Borrowing Scheme dated 24 July 2009 (the “Scheme”). On 7 February 2010, the Commonwealth announced that the “Final Issuance Date” under the Scheme would be 31 December 2010. All Commonwealth Guaranteed benchmark bonds issued by the Corporation in existence as at the Final Issuance Date remain guaranteed by the Commonwealth, in accordance with the terms of the Scheme.

Financing Arrangements

The Corporation is able to access readily both domestic and offshore capital markets to ensure an adequate funding base. In addition to the Corporation’s domestic benchmark, non-benchmark and promissory note issuances, the following offshore programmes are in place:

	2012		2011
	$bn		$bn
Global exchangeable bonds	AUD	18	AUD	18
Multi-currency Euro medium term note	USD	10	USD	10
Multi-currency Euro commercial paper	USD	5	USD	5
Multi-currency US medium term note	USD	10	USD	10

This ready market access is due to the Corporation having the highest level of credit ratings available to any Australian borrower, which derives from the guarantee of the New South Wales Government and the guarantee of the Commonwealth. The programmes are not contractually binding on any provider of funds.

NEW SOUTH WALES TREASURY CORPORATION

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 30 JUNE 2012

17.	FAIR VALUE OF FINANCIAL ASSETS AND LIABILITIES

All financial assets and liabilities are designated as fair value through profit or loss.

The Corporation’s loans and borrowings are guaranteed by the New South Wales State Government, and certain benchmark borrowings are guaranteed by the Commonwealth Government (note 13). As a result, credit risk is not a significant factor in the determination of the fair value. Changes in fair value are therefore mainly attributable to fluctuations in market yields and prices arising from changes in market conditions.

The Corporation has classified fair value measurements using a fair value hierarchy that reflects the subjectivity of inputs used in making the measurements. The fair value hierarchy has the following levels:

•	Quoted prices (unadjusted) in active markets for identical assets or liabilities (level 1).

•	Inputs other than quoted prices included within level 1 that are observable for the asset or liability, either directly (that is, as prices) or indirectly (that is derived from prices) (level 2).

•	Inputs for the asset or liability that are not based on observable market data (that is, unobservable inputs) (level 3).

There were no significant transfers between levels within the fair value hierarchy during the year.

The table below sets out the Corporation’s financial assets and liabilities (by class) measured at fair value according to the fair value hierarchy.

	Level 1	Level 2	Level 3	TOTAL
2012	$’000	$’000	$’000	$’000
Financial assets
Cash and liquid assets	1,650,752	—	—	1,650,752
Due from financial institutions	34,997	3,318,206	—	3,353,203
Securities held	3,380,186	2,836,436	—	6,216,622
Derivatives receivable	—	590,499	3,586	594,085
Loans to government clients	178,750	58,227,769	—	58,406,519
Debtors and fee accruals	14,437	—	—	14,437
Security deposits	7,736	—	—	7,736

Financial assets	5,266,858	64,972,910	3,586	70,243,354

Financial liabilities
Due to financial institutions	(34,917)	(6,604,808)	—	(6,639,725)
Outstanding settlements payable	(25,155)	—	—	(25,155)
Due to government clients	(491)	(747,637)	—	(748,128)
Borrowings - callable notes	—	—	(722,564)	(722,564)
Borrowings - other	(58,264,456)	(2,981,854)	—	(61,246,310)
Derivatives payable	(1,105)	(619,296)	(73,464)	(693,865)
Creditors, expense accruals and other provisions	(13,653)	—	—	(13,653)

Financial liabilities	(58,339,777)	(10,953,595)	(796,028)	(70,089,400)

NEW SOUTH WALES TREASURY CORPORATION

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 30 JUNE 2012

17.	FAIR VALUE OF FINANCIAL ASSETS AND LIABILITIES (Continued)

2011	Level 1 $’000	Level 2 $’000	Level 3 $’000	TOTAL $’000
Financial assets
Cash and liquid assets	1,012,870	—	—	1,012,870
Outstanding settlements receivable	464,966	—	—	464,966
Due from financial institutions	12,918	3,227,298	—	3,240,216
Securities held	3,045,328	2,874,138	—	5,919,466
Derivatives receivable	6,307	169,615	887	176,809
Loans to government clients	944	49,514,977	—	49,515,921
Debtors and fee accruals	18,920	—	—	18,920
Security deposits	17,498	—	—	17,498

Financial assets	4,579,751	55,786,028	887	60,366,666

Financial liabilities
Due to financial institutions	(60)	(4,753,181)	—	(4,753,241)
Outstanding settlements payable	(565,469)	—	—	(565,469)
Due to government clients	(33,571)	(1,066,002)	—	(1,099,573)
Borrowings - callable notes	—	—	(944,064)	(944,064)
Borrowings - other	(50,281,464)	(2,075,343)	—	(52,356,807)
Derivatives payable	—	(256,531)	(175,812)	(432,343)
Creditors, expense accruals and other provisions	(13,683)	—	—	(13,683)

Financial liabilities	(50,894,247)	(8,151,057)	(1,119,876)	(60,165,180)

Financial instruments classified at level 3 in the hierarchy include Power Reverse Dual Currency Bonds (PRDC’s – callable notes – refer note 13) and cross currency swaps. PRDC’s are structured callable notes denominated in Japanese Yen and issued into the Japanese market. The cashflows on each bond are hedged by entering into a structured cross currency swap, callable on the same basis as the corresponding bond.

The Corporation forecasts the cashflows on each bond and swap using the original contractual terms, and where known, the Yen cashflows. The fair value of each bond and swap is calculated as the present value of the Australian dollar cashflows using the original issue margin. The Corporation is of the opinion that no secondary market exists for PRDC’s and there are no reasonably possible alternative assumptions that would significantly change the fair value.

NEW SOUTH WALES TREASURY CORPORATION

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 30 JUNE 2012

17.	FAIR VALUE OF FINANCIAL ASSETS AND LIABILITIES (Continued)

Reconciliation of level 3 fair value movements

		2012	2011
	Note	$’000	$’000
Opening balance		(1,118,989)	(1,745,906)
Total gains and (losses) – realised[1]		5,869	25,894
Total gains and (losses) – unrealised[1]		30,111	42,295
Issues		—	—
Settlements		290,567	558,728
Transfers in or out of level 3		—	—

Closing balance		(792,442)	(1,118,989)

		2012	2011
		$’000	$’000
Level 3 Financial Instruments:
Callable Notes	13	(722,564)	(944,064)
Cross currency swaps receivable	14	3,586	887
Cross currency swaps payable	14	(73,464)	(175,812)

Closing balance		(792,442)	(1,118,989)

[1]	Included in Net Income from changes in fair value in the Statement of comprehensive income.

NEW SOUTH WALES TREASURY CORPORATION

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 30 JUNE 2012

18.	FINANCIAL RISK

Objectives and Policies

The Corporation manages and monitors a variety of financial risks including Market Risk (interest rate risk and foreign exchange risk), Credit Risk and Liquidity Risk (refer notes 19, 20 & 21 respectively).

The boundaries within which these risks are undertaken and managed are established under Board policies, management guidelines and client defined mandates. The Corporation monitors compliance with Board policies and management and client constraints. This monitoring is appropriately segregated from the operating business units. Information is summarised daily and reported monthly to the Board.

All aspects of the treasury process are segregated between dealing, settlement, accounting and compliance. In addition, position limits, liquidity limits and counterparty credit limits have been established. These limits are monitored independently of the dealing and settlement functions, with utilisation of these limits summarised and reported to management on a daily basis.

The nature of the Corporation’s core business gives rise to maturity and repricing gaps within the Corporation’s Balance sheet which alter from day to day. The Board of the Corporation has identified the risks that arise from these gaps and has established Board policies to prudently limit these risks. In managing the risks in accordance with the Board limits, the Corporation utilises derivative financial instruments.

Derivatives are used to manage interest rate risk and foreign exchange risk for certain assets and liabilities within the Balance sheet. Derivatives are accounted on a fair value basis with resultant gains and losses recognised in the Statement of comprehensive income.

Equity

The New South Wales Government is not required under legislation to contribute equity to the Corporation. Retained profits are held in lieu of contributed equity and provide a capital base commensurate with the risks inherent in the Corporation’s business.

NEW SOUTH WALES TREASURY CORPORATION

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 30 JUNE 2012

19.	MARKET RISK

Interest Rate Risk

Interest rates equal to, or derived from, the Corporation’s debt securities and used for valuation purposes were:

	Coupon % pa	Average Quoted Market Rates at 30-Jun-12 % pa	Average Quoted Market Rates at 30-Jun-11 % pa
Nominal
Overnight	—	3.500	4.750
90 days	—	3.390	4.895
180 days	—	3.340	4.960
1 May 2012	6.000	—	4.820
1 May 2013[1]	5.250	3.040	4.865
1 August 2013	5.500	3.110	4.960
1 August 2014[1]	5.500	2.875	4.990
1 April 2015	6.000	3.215	5.170
1 April 2016	6.000	3.365	5.275
20 February 2017	4.000	3.525	—
1 March 2017[1]	5.500	3.310	5.255
1 February 2018	6.000	3.653	5.500
1 April 2019[1]	6.000	3.543	5.455
1 May 2020	6.000	3.890	5.680
1 June 2020[1]	6.000	3.590	5.525
1 March 2022	6.000	4.040	—
1 May 2023[1]	6.000	3.898	5.635
20 August 2024	5.000	4.223	—
1 May 2030	6.000	4.310	5.980
25 February 2039	4.750	4.270	5.925
26 April 2041	6.000	4.255	5.895

Capital Indexed
20 November 2020	3.750	1.610	2.810
20 November 2025	2.750	1.925	3.035
20 August 2030	3.500	2.123	3.145
20 November 2035	2.500	2.373	3.235

[1]	Securities covered by Commonwealth guarantee – refer note 16.

NEW SOUTH WALES TREASURY CORPORATION

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 30 JUNE 2012

19.	MARKET RISK (Continued)

The Corporation measures its exposure to interest rate risk in terms of cash flows or notional cash flows generated by financial instruments. These cash flows are discounted to present values at appropriate market yields and margins as described in note 1(d). Interest rate risk can be in the form of ‘fair value interest rate risk’, such as fixed interest rate instruments which change in value as interest rates move and ‘cash flow interest rate risk’, such as floating interest rate instruments that are reset as market rates change.

The Corporation uses a Value at Risk (VaR) model to measure the market risk exposures inherent in the Balance sheet. VaR is measured on a rolling 2-year historical simulation basis using a 99% confidence interval and a 10-day holding period.

VaR is calculated daily and represents an estimate of the loss that can be expected over a 10-day period, with a 1% probability that this amount may be exceeded.

The historical database comprises observations relevant to the major market risk exposures faced by the Corporation including bank bills, bank bill futures, bond futures, Commonwealth and semi-government bonds, Commonwealth government guaranteed floating rate notes and interest rate swaps. The simulation process captures movements in outright interest rate levels, yield curve tilts and changes in the basis spread between various groups of securities. All historical observations are equally weighted.

As an estimate of market risk, VaR has certain limitations including:

a. Calculating VaR on an historical simulation basis implicitly assumes that returns in the future will have the same distribution as they had in the past. If this is not the case, VaR may overestimate or underestimate the actual losses experienced.

b. In rapidly changing markets, the model can be slow to react with the result that VaR at the confidence interval is exceeded more often than statistically expected.

c. The model quantifies the expected loss at the confidence interval. It does not however indicate the potential size of losses on days VaR is exceeded.

Given the Corporation’s Balance sheet positions at 30 June 2012, the maximum potential loss expected over a 10-day period is $8.2 million (2011: $7.8 million), with a 1% probability that this maximum may be exceeded. The average VaR over the year ended 30 June 2012 was $10.5 million (2011: $11.0 million).

Foreign Exchange Risk

The Corporation has policies and procedures in place to ensure that it has no material exposure to changes in foreign exchange rates. Foreign exchange risk arising from offshore borrowings undertaken in foreign currencies to fund Australian dollar assets is covered by entering into Australian dollar cross currency swaps and forward foreign exchange contracts.

Forward foreign exchange contracts with clients are covered by corresponding forward foreign exchange contracts with market counterparties. In the majority of these arrangements, the clients indemnify the Corporation for any credit exposure arising from the corresponding transaction with the market counterparty.

Other Price Risk

The Corporation has no material exposure to other price risk in relation to interest rate options as transactions with clients are covered by corresponding interest rate options with market counterparties. The clients indemnify the Corporation for any credit exposure arising from the corresponding transaction with the market counterparty.

NEW SOUTH WALES TREASURY CORPORATION

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 30 JUNE 2012

20.	CREDIT RISK

For all classes of financial assets, with the exceptions noted below, the maximum credit risk exposure is equal to the fair value already disclosed.

As loans and debtors from government clients are guaranteed by the New South Wales Government, no credit risk is deemed to arise.

Certain securities held by the Corporation are guaranteed by the Commonwealth of Australia (refer to note 16). These securities are separately identified by footnote.

Derivative financial instruments include swaps, forward dated loans, forward foreign exchange contracts, forward rate agreements, futures and options. The Corporation does not use credit derivatives, such as credit default swaps, to mitigate credit risks.

The market convention for the calculation of credit exposure for derivative financial instruments is to add to the market value an amount of potential exposure as determined by reference to the length of time to maturity and face value. The additional credit exposure is noted in the concentration of credit risks below.

For financial instruments where face value is greater than market value, the face value is disclosed to reflect the maximum potential credit exposure.

The Corporation’s exposure to settlement risk is represented by the amount of outstanding settlements receivable shown on the Balance sheet. These amounts were settled within seven days after the balance date and are excluded from the concentration of credit risk below.

Collateral

At year end, the Corporation had transferred $1,295.7 million (2011: $1,185.6 million) of securities to counterparties under repurchase agreements. Securities transferred under repurchase agreements are secured by cash collateral. The terms and conditions of the repurchase agreements are governed by standard industry agreements, reflecting current Australian market practice. In the event of default, the Corporation is immediately entitled to offset the cash collateral against the amounts owed by the defaulting counterparty.

Due to retention of substantially all the risks and rewards of these securities, the Corporation continues to recognise the assets on the Balance sheet and the collateral received as liabilities. The counterparties have an obligation to return the securities to the Corporation and the Corporation has an obligation to buy back the securities on the dates agreed, usually for terms ranging up to thirty days.

The following table sets out the carrying amount of transferred financial assets and the related liabilities along with the net impact on credit risk at the reporting date.

		2012	2011
	Note	$’000	$’000
Carrying amount of Repurchase Agreements (transferred assets)	7	1,295,676	1,185,643
Carrying amount of collateral received	11	(1,296,940)	(1,182,063)

Net credit risk		(1,264)	3,580

The Corporation may obtain, or provide, collateral to support amounts due under derivative transactions with certain counterparties. The collateral may include cash or eligible securities obtained, or provided, when agreed market value thresholds are exceeded. These arrangements are agreed between the Corporation and each counterparty and take the form of annexures to the standard industry agreement governing the underlying derivative transaction. There was $34.92 million of collateral received under these arrangements at balance date. Refer below for the net impact of collateral received on credit risk.

		2012	2011
		$’000	$’000
Interest rate swaps		45,118	—
Carrying amount of collateral received	11	(34,917)	—

Net credit risk		10,201	—

The Corporation had paid $35.00 million of collateral under these arrangements at balance date (Amount paid in 2011: $12.92 million). Refer note 6.

NEW SOUTH WALES TREASURY CORPORATION

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 30 JUNE 2012

20.	CREDIT RISK (Continued)

Concentration of Credit Risk

By credit rating – 20121

							Other[2]
	AAA	AA+	AA	AA-	A+	A	Ratings	Total
	$’000	$’000	$’000	$’000	$’000	$’000	$’000	$’000
Cash and liquid assets	7	—	—	1,094,731	385,963	169,984	67	1,650,752
Due from financial institutions	—	—	—	3,332,255	20,948	—	—	3,353,203
Securities held[5]	1,580,209	1,195,181	—	2,013,194	935,626	354,259	138,153	6,216,622
Derivative financial instruments	17,035	—	—	401,749	79,743	93,699	1,859	594,085
Security deposits	—	—	—	—	—	—	7,736	7,736

	1,597,251	1,195,181	—	6,841,929	1,422,280	617,942	147,815	11,822,398

Additional potential exposure to derivatives	13,483	—	—	80,820	66,339	47,290	1,500	209,432
Additional potential exposure to financial instruments	—	—	—	790	27,681	741	1,847	31,059

	1,610,734	1,195,181	—	6,923,539	1,516,300	665,973	151,162	12,062,889

By credit rating – 20111

							Other[2]
	AAA	AA+	AA	AA-	A+	A	Ratings	Total
	$’000	$’000	$’000	$’000	$’000	$’000	$’000	$’000
Cash and liquid assets	7	—	758,747	49,993	204,123	—	—	1,012,870
Due from financial institutions	—	—	3,227,298	12,918	—	—	—	3,240,216
Securities held[5]	1,215,690	1,807,117	1,523,536	78,561	1,146,066	—	148,496	5,919,466
Derivative financial instruments	7,001	—	93,294	11,949	58,259	6,306	—	176,809
Security deposits	—	—	—	—	—	—	17,498	17,498

	1,222,698	1,807,117	5,602,875	153,421	1,408,448	6,306	165,994	10,366,859

Additional potential exposure to derivatives	11,032	8,443	52,308	72,614	60,838	2,500	719	208,454
Additional potential exposure to financial instruments	—	—	392	—	8,634	—	1,505	10,531

	1,233,730	1,815,560	5,655,575	226,035	1,477,920	8,806	168,218	10,585,844

NEW SOUTH WALES TREASURY CORPORATION

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 30 JUNE 2012

20.	CREDIT RISK (Continued)

By classification of counterparty – 2012

	Governments[3]	Banks[4]	Other[4]	Total
	$’000	$’000	$’000	$’000
Cash and liquid assets	7	1,650,745	—	1,650,752
Due from financial institutions	—	3,353,203	—	3,353,203
Securities held[5]	2,851,004	3,339,925	25,693	6,216,622
Derivative financial instruments	16,827	567,775	9,483	594,085
Security deposits	—	—	7,736	7,736

	2,867,838	8,911,648	42,912	11,822,398

Additional potential exposure to derivatives	—	197,860	11,572	209,432
Additional potential exposure to financial instruments	—	31,059	—	31,059

	2,867,838	9,140,567	54,484	12,062,889

By classification of counterparty – 2011

	Governments[3]	Banks[4]	Other[4]	Total
	$’000	$’000	$’000	$’000
Cash and liquid assets	7	1,012,863	—	1,012,870
Due from financial institutions	—	3,240,216	—	3,240,216
Securities held[5]	3,101,369	2,795,577	22,520	5,919,466
Derivative financial instruments	6,482	169,808	519	176,809
Security deposits	—	—	17,498	17,498

	3,107,858	7,218,464	40,537	10,366,859

Additional potential exposure to derivatives	—	195,736	12,718	208,454
Additional potential exposure to financial instruments	—	10,351	180	10,531

	3,107,858	7,424,551	53,435	10,585,844

[1]	Credit rating as per Standard & Poor’s or equivalent
[2]	Other includes long term ratings of A- or lower, or when the counterparty has no long term rating, a short term rating of A-2 or higher.
[3]	Governments – foreign, Commonwealth and other Australian states.
[4]	A counterparty is required to carry a Standard and Poor’s Banking Industry Country Risk Assessment (BICRA) rating of 1, 2 or 3.
[5]	AAA rated government securities held include amounts guaranteed by the Commonwealth of Australia totalling $881.9 million (2011: $887.2 million).

NEW SOUTH WALES TREASURY CORPORATION

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 30 JUNE 2012

21.	LIQUIDITY RISK

The Corporation maintains adequate levels of liquidity within minimum prudential and maximum ranges set by the Board. The minimum prudential level is defined as a percentage of total liabilities and is held to meet unanticipated calls and to cover temporary market disruptions. Additional levels of liquidity are maintained up to the maximum approved range to satisfy a range of circumstances, including client funding requirements, maturing commitments, and balance sheet management activities.

The following table summarises contractual (undiscounted) cash flows by time ranges. The amounts differ from the Balance sheet which is based on fair value or discounted cash flows.

	Up to 1	1 to 3	3 to 12	1 to 2	2 to 5	Over 5
	month	months	months	years	years	years	Total
2012	$’000	$’000	$’000	$’000	$’000	$’000	$’000
Financial assets
Cash and liquid assets	1,650,908	—	—	—	—	—	1,650,908
Due from financial institutions	35,000	758,658	2,603,062	—	—	—	3,396,720
Securities held	2,121,555	1,311,190	1,220,766	614,473	1,149,642	32,040	6,449,666
Loans to government clients	859,852	2,450,958	3,062,355	4,413,910	21,537,873	42,513,833	74,838,781
Debtors and fee accruals	14,437	—	—	—	—	—	14,437
Security deposits	7,736	—	—	—	—	—	7,736

Financial assets	4,689,488	4,520,806	6,886,183	5,028,383	22,687,515	42,545,873	86,358,248

Financial liabilities
Due to financial institutions	(5,077,576)	(1,071,234)	(503,829)	—	—	—	(6,652,639)
Outstanding settlements payable	(25,157)	—	—	—	—	—	(25,157)
Due to government clients	(694,856)	(13,418)	(40,563)	—	—	—	(748,837)
Borrowings - callable notes	(40,209)	(212,355)	(451,090)	(20,104)	—	—	(723,758)
Borrowings - other	(1,876)	(1,356,311)	(2,646,964)	(7,891,877)	(22,538,424)	(43,068,327)	(77,503,779)
Creditors, expense accruals and other provisions	(13,653)	—	—	—	—	—	(13,653)

Financial liabilities	(5,853,327)	(2,653,318)	(3,642,446)	(7,911,981)	(22,538,424)	(43,068,327)	(85,667,823)

Net financial assets/(liabilities)	(1,163,839)	1,867,488	3,243,737	(2,883,598)	149,091	(522,454)	690,425

Derivatives
Derivatives receivable	137,186	337,374	656,630	407,242	813,819	3,593,310	5,945,561
Derivatives payable	(105,241)	(1,626,181)	(902,995)	(347,584)	(626,349)	(2,207,169)	(5,815,519)

Net derivatives	31,945	(1,288,807)	(246,365)	59,658	187,470	1,386,141	130,042

Net	(1,131,894)	578,681	2,997,372	(2,823,940)	336,561	863,687	820,467

Cumulative	(1,131,894)	(553,213)	2,444,159	(379,781)	(43,220)	820,467	—

NEW SOUTH WALES TREASURY CORPORATION

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 30 JUNE 2012

21.	LIQUIDITY RISK (Continued)

	Up to 1	1 to 3	3 to 12	1 to 2	2 to 5	Over 5
	month	months	months	years	years	years	Total
2011	$’000	$’000	$’000	$’000	$’000	$’000	$’000
Financial assets
Cash and liquid assets	1,012,998	—	—	—	—	—	1,012,998
Outstanding settlements receivable	465,232	—	—	—	—	—	465,232
Due from financial institutions	316,877	2,696,200	254,991	—	—	—	3,268,068
Securities held	1,451,190	2,017,164	871,954	406,944	1,369,130	242,477	6,358,859
Loans to government clients	1,273,865	1,847,701	3,949,573	3,515,641	18,680,297	41,178,092	70,445,169
Debtors and fee accruals	18,920	—	—	—	—	—	18,920
Security deposits	—	17,498	—	—	—	—	17,498

Financial assets	4,539,082	6,578,563	5,076,518	3,922,585	20,049,427	41,420,569	81,586,744

Financial liabilities
Due to financial institutions	(3,103,057)	(888,952)	(769,564)	—	—	—	(4,761,573)
Outstanding settlements payable	(565,783)	—	—	—	—	—	(565,783)
Due to government clients	(984,806)	(98,068)	(18,011)	—	—	—	(1,100,885)
Borrowings - callable notes	(84,645)	(278,067)	(552,659)	(11,586)	(18,538)	—	(945,495)
Borrowings - other	(2,537)	(534,821)	(9,175,133)	(3,066,173)	(20,340,509)	(39,376,274)	(72,495,447)
Creditors, expense accruals and other provisions	(13,683)	—	—	—	—	—	(13,683)

Financial liabilities	(4,754,511)	(1,799,908)	(10,515,367)	(3,077,759)	(20,359,047)	(39,376,274)	(79,882,866)

Net financial assets/(liabilities)	(215,429)	4,778,655	(5,438,849)	844,826	(309,620)	2,044,295	1,703,878

Derivatives
Derivatives receivable	137,304	300,079	861,566	344,015	666,746	1,764,807	4,074,517
Derivatives payable	(142,298)	(448,847)	(960,975)	(345,219)	(595,708)	(2,232,640)	(4,725,687)

Net derivatives	(4,994)	(148,768)	(99,409)	(1,204)	71,038	(467,833)	(651,170)

Net	(220,423)	4,629,887	(5,538,258)	843,622	(238,582)	1,576,462	1,052,708

Cumulative	(220,423)	4,409,464	(1,128,794)	(285,172)	(523,754)	1,052,708	—

Callable notes are issued under the Multi Currency Euro Medium Term Note Programme. These notes are issued with a maturity date greater than five years however are disclosed in the financial report at the first optional redemption date. Each of these notes is fully matched with a derivative transaction.

Contractual commitments are disclosed in note 23 and undrawn loan commitments are disclosed in note 25.

NEW SOUTH WALES TREASURY CORPORATION

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 30 JUNE 2012

22.	SUPERANNUATION

Any unfunded superannuation liabilities arising from defined benefit schemes for employees are recognised as a liability and included in provisions for employee benefits (note 15). Amounts representing unfunded superannuation contributions are recognised as a liability and included in other liabilities and provisions (note 15). (2011: Prepaid superannuation contributions are recognised as an asset and included in other assets (note 9)). Actuarial gains and losses are recognised in the Statement of comprehensive income in the year they occur (note 4).

The funds below hold in trust the investments of the closed New South Wales public sector superannuation schemes:

•	State Authorities Superannuation Scheme (SASS)

•	State Superannuation Scheme (SSS)

•	State Authorities Non-contributory Superannuation Scheme (SANCS)

These funds are all defined benefit schemes, where at least a component of the employee’s final benefit is derived from a multiple of member salary and years of membership. All schemes are closed to new members.

All fund assets are invested at arms length. Payments may be made to Pillar Administration to reduce the superannuation liability. These payments are held in investment reserve accounts by Pillar Administration.

Superannuation obligations are the responsibility of Treasury Corporation Division of the Government Service (note 26).

The 2012 actuarial assessment of SASS, SANCS and SSS was based on the requirements of Australian Accounting Standard AASB 119 Employee Benefits. This standard requires that a market determined risk-adjusted discount rate be applied as a valuation interest rate in the calculation of the value of accrued benefits. To satisfy the AASB 119 requirements, the following principal actuarial assumptions were applied at the report date.

	2012	2011
	% pa	% pa
Discount rate at 30th June[1]	3.1	5.3
Expected return on assets backing current pension liabilities	8.6	8.6
Expected salary increases - next financial year	2.5	3.5
- thereafter	2.5	3.5
Expected rate of CPI Increase	2.5	2.5

[1]	This rate reflects market yields of Commonwealth Government bonds at balance date.

Reconciliation of the movement in (net) Unfunded Liability/Prepaid Contribution

				TOTALS
	SASS	SANCS	SSS	2012	2011
	$’000	$’000	$’000	$’000	$’000
Net (asset)/liability at start of year	(176)	6	(26)	(196)	(146)
Net (credit)/expense recognised in the Statement of comprehensive income	67	25	349	441	(50)
Contributions	—	—	—	—	—

Net liability/(asset) at end of year	(109)	31	323	245	(196)

NEW SOUTH WALES TREASURY CORPORATION

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 30 JUNE 2012

23.	CONTRACTUAL COMMITMENTS

	2012	2011
	$’000	$’000
Capital commitments
Not later than one year	1,064	—

	1,064	—

Operating leases
Not later than one year	2,752	2,144
Later than one year but not later than five years	12,154	—
Later than five years	3,064	—

	17,970	2,144

Operating lease commitments primarily relate to obligations to the State Property Authority (“SPA”) in respect of the business premises occupied by the Corporation.

The Corporation has entered into Occupancy Agreements (“Agreements”) with SPA. Under these Agreements:

•	SPA agrees to grant the right of occupancy of premises to the Corporation until 19 May 2018,

•	The Corporation is liable for rent, charges and expenses in respect of the premises; and

•	The Corporation must pay SPA a management fee of 2% (excluding GST) of gross rent, charges and expenses on the leased premises.

Capital commitments relate to obligations associated with the refurbishment of the Corporation’s business premises.

Capital and operating lease commitments have been stated with the amount of Goods and Services Tax included, where applicable.

NEW SOUTH WALES TREASURY CORPORATION

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 30 JUNE 2012

24.	FIDUCIARY ACTIVITIES

The Corporation acts both as Trustee and as manager of funds under the Hour-Glass facility trusts and actively manages asset and debt portfolios on behalf of clients.

	2012	2011
	$’000	$’000
At the year end, the funds under management were:
- Hour-Glass facility trusts	11,951,127	11,321,121
- Specific client mandates	6,597,030	9,253,240

	18,548,157	20,574,361

These funds were managed by:
- External fund managers	7,773,043	7,717,923
- The Corporation	10,775,114	12,856,438

	18,548,157	20,574,361

Additionally, the Corporation has mandates from clients to manage their debt portfolios.
At the year end the debt portfolios under management were:	45,519,283	36,016,000

25.	CONTINGENT LIABILITIES AND COMMITMENTS

a.	During the year, the Corporation provided short term liquidity facilities to approved client authorities. These facilities are offered on a revolving basis. At the year end, the total facilities were $6,173.50 million (2011: $6,198.50 million) and undrawn commitments were $5,982.01 million (2011: $5,909.72 million). Drawn commitments are recognised as loans to government clients on the Balance sheet.

b.	The Corporation has issued unconditional payment undertakings on behalf of some New South Wales public sector clients to pay to the system operator, The Australian Energy Market Operator (AEMO) can demand in writing any amount up to an aggregate maximum agreed with individual participants. At balance date, the amounts of these undertakings were as follows:

	2012	2011
	$m	$m
Market participants
National Electricity Market (NEM)	14.17	45.60
Short Term Trading Market (STTM)	1.10	8.20

	15.27	53.80

The Corporation has also issued undertakings on behalf of other New South Wales public sector clients in respect of those clients’ performance under contracts with third parties. At balance date, the amounts of these undertakings totalled $122.95 million (2011: $120.74 million).

Amounts paid under these undertakings are recoverable from the New South Wales public sector agency participants. This financial accommodation is New South Wales Government guaranteed.

NEW SOUTH WALES TREASURY CORPORATION

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 30 JUNE 2012

25.	CONTINGENT LIABILITIES AND COMMITMENTS (Continued)

c.	The Corporation has a commitment totalling $650.00 million (2011: $650.00 million) to provide motor vehicle finance to the New South Wales Government. As at year end, the undrawn commitments under these commitments are $93.29 million (2011: $103.84 million). Drawn commitments are recognised as loans to government clients on the Balance sheet.

d.	As at 30 June 2012, the Corporation had no loans to the fixed interest market, under its stock lending facility. As at 30 June 2011, corporation bonds with a total market value of $12.54 million were loaned to the fixed interest market under this facility. These bonds are not recorded on the Corporation’s Balance sheet.

In the unlikely event of default by the borrowers of bonds, the Corporation would obtain ownership of any security pledges held as collateral against stock it has lent. There were no security pledges held at 30 June 2012 (2011: Nil).

26.	RELATED PARTIES

Key Management Personnel

Key management personnel include the directors and executives with the authority and responsibility for managing the consolidated entity. Compensation for key management personnel is disclosed in note 4.

Where Corporation’s key management personnel are also considered to be key management personnel of entities with whom the Corporation transacts, those transactions are conducted on an arms length basis, under the Corporation’s normal commercial terms and conditions.

Consolidated Group

The consolidated group consists of the Corporation, its wholly owned subsidiary, TCorp Nominees Pty Limited and the special purpose service entity, Treasury Corporation Division of the Government Service.

TCorp Nominees Pty Limited is incorporated in New South Wales and all ongoing costs of incorporation and audit are borne by the Corporation. Details in relation to TCorp Nominees Pty Limited are:

2012 & 2011
Class of shares held	Ordinary
Interest held	100%
Amount of investment	$2
Dividends received or receivable	Nil
Contribution to profit	Nil
Principal activity	Security Trustee

There were no material transactions with or balances between TCorp Nominees Pty Limited and the Corporation or external parties.

From 17 March 2006, all employees of the Corporation (and concomitantly, legal responsibility to pay employee benefits including on-costs and taxes) and related administrative services were transferred from the Corporation to the Treasury Corporation Division of the Government Service in accordance with the Public Sector Employment Legislation Amendment Act 2006. This legal change has no financial effect on the financial performance or position of the Corporation or the consolidated entity as the Corporation fully reimburses the Treasury Corporation Division of the Government Service for all employee-related costs and services. The Treasury Corporation Division of the Government Service is a not-for-profit entity.

In the financial report of the Corporation, on-going obligations to provide employee benefits are shown as amounts due to service entity under the heading Other Liabilities and Provisions in the Balance sheet. Staff costs are classified as personnel services costs in the Statement of comprehensive income. There are no material impacts on the financial results or position of the consolidated entity.

NEW SOUTH WALES TREASURY CORPORATION

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 30 JUNE 2012

26.	RELATED PARTIES (Continued)

Other Statutory Relationships

The Corporation is a statutory authority established under the Treasury Corporation Act 1983. Dividends payable by the Corporation are determined by the New South Wales Treasurer in accordance with the Public Finance and Audit Act 1983. The financial results of the Corporation are consolidated annually in the New South Wales Report on State Finances.

The Public Authorities (Financial Arrangements) Act 1987 requires New South Wales government authorities to borrow only from the Corporation unless a specific exemption is granted by the New South Wales Treasurer.

Other NSW Government Entities

Under the Treasury Corporation Act 1983 the Corporation’s principal objective is to provide financial services for, or for the benefit of, the New South Wales government, public authorities and other public bodies. More specifically, the Corporation may engage in the following activities in relation to New South Wales government and New South Wales public authorities:

•	The provision of finance;

•	The management or advice on management of assets and liabilities;

•	The acceptance of funds for investment.

All clients of the Corporation are New South Wales government entities. The Corporation transacts with its clients under the Corporation’s normal terms and conditions.

27.	SEGMENT INFORMATION

The Corporation has a single reportable operating segment. As the central financing authority for the New South Wales government, the entity operates solely within the capital markets, banking and finance industry to provide financial services to the New South Wales Public Sector.

The Corporation’s major customer is the New South Wales government and all its agencies, which are considered to be under common control. Interest income (expense) received from (paid to) government clients are disclosed in notes 2 and 3. Revenues received from government clients in the form of fees and commissions are disclosed in note 4.

Given the nature of its core functions and the legislative intent, the Corporation operates within Australia, apart from a proportion of funding raised offshore. As such, no geographic location segment reporting is presented within these financial statements.

NEW SOUTH WALES TREASURY CORPORATION

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 30 JUNE 2012

28.	CASH FLOW STATEMENT – RECONCILIATION OF CASH AND LIQUID ASSETS

Cash and liquid assets as at the end of the year as shown in the Cash Flow Statement is reconciled to the related items in the balance sheet.

		2012	2011
	Note	$’000	$’000
Cash and liquid assets	5	1,650,752	1,012,870
Short term borrowings	11	—	(60)

Cash and cash equivalents		1,650,752	1,012,810

29.	RECONCILIATION OF CASH FLOW FROM OPERATING ACTIVITIES TO NET PROFIT

	2012	2011
	$’000	$’000
Net cash used in operating activities	(4,297,954)	(4,628,944)
Add/(less) adjustments arising from:
- net loans to clients	4,368,717	4,830,870
- net change in coupons accrued at each year end on financial assets and liabilities	44,302	(20,756)
- net change in other assets	(17,108)	9,078
- net change in other liabilities and provisions, excluding dividend	8,369	(12,833)

	106,326	177,415

Add/(less) amounts contributing to net profit but not generating operating cash flows:
- actuarial loss on defined benefit plans	510	12
- loss on disposal of plant and equipment	(343)	(425)
- loss on sale of financial instruments	(509,535)	(88,609)
- unrealised fair value gain on financial instruments	461,809	22,122
- depreciation and amortisation	(4,608)	(4,497)

Profit for the year	54,159	106,018

30.	AUTHORISATION DATE

This financial report was authorised for issue in accordance with a resolution of the directors of New South Wales Treasury Corporation on 31 August 2012.

- End of Audited Financial Report –

NEW SOUTH WALES TREASURY CORPORATION

Certificate under Section 41C(1B) and 41C(1C) of the Public Finance and Audit Act 1983 and Clause 7 of the Public Finance and Audit Regulation 2010.

In the opinion of the directors of New South Wales Treasury Corporation:

a.	the financial report and consolidated financial report have been prepared in accordance with the provisions of the Public Finance and Audit Act 1983, the Public Finance and Audit Regulation 2010 and the Treasurer’s Directions. They have also been prepared in accordance with Australian Accounting Standards and other authoritative pronouncements of the Australian Accounting Standards Board.

b.	the financial report and consolidated financial report for the year ended 30 June 2012 exhibit a true and fair view of the position and transactions of New South Wales Treasury Corporation and its controlled entities; and

c.	the directors are not aware of any circumstances as at the date of this certificate which would render any particulars included in the financial report and consolidated financial report misleading or inaccurate.

Signed in accordance with a resolution of the Board of Directors:

P Gaetjens	S W Knight
Director	Director

Sydney, 31 August 2012

NEW SOUTH WALES TREASURY CORPORATION

INDEPENDENT AUDITOR’S REPORT

New South Wales Treasury Corporation and controlled entities

To Members of the New South Wales Parliament

I have audited the accompanying financial statements of New South Wales Treasury Corporation (TCorp), which comprises the statements of comprehensive income, the balance sheets as at 30 June 2012, statements of changes in equity and cash flow statements for the year then ended, notes comprising a summary of significant accounting policies and other explanatory information of TCorp and the consolidated entity. The consolidated entity comprises the TCorp and the entities it controlled at the year’s end or from time to time during the financial year.

Opinion

In my opinion, the financial statements:

•

give a true and fair view of the financial position of TCorp and the consolidated entity as at 30 June 2012, and of their financial performance and cash flows for the year then ended in accordance with Australian Accounting Standards

•	are in accordance with section 41B of the Public Finance and Audit Act 1983 (the PF&A Act) and the Public Finance and Audit Regulation 2010

•	comply with International Financial Reporting Standards as disclosed in Note 1a.

My opinion should be read in conjunction with the rest of this report.

Board’s Responsibility for the Financial Statements

The members of the Board are responsible for the preparation of the financial statements that give a true and fair view in accordance with Australian Accounting Standards and the PF&A Act and for such internal control as the members of the Board determine is necessary to enable the preparation of the financial statements that are free from material misstatement, whether due to fraud or error.

In note 1a, the members of the Board also state, in accordance with Accounting Standard AASB 101 ‘Presentation of Financial Statements’ that the financial statements comply with International Financial Reporting Standards.

Auditor’s Responsibility

My responsibility is to express an opinion on the financial statements based on my audit. I conducted my audit in accordance with Australian Auditing Standards. Those standards require that I comply with relevant ethical requirements relating to audit engagements and plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgement, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal controls relevant to the entity’s preparation of the financial statements that give a true and fair view in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal controls. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by members of the Board, as well as evaluating the overall presentation of the financial statements.

NEW SOUTH WALES TREASURY CORPORATION

I believe that the audit evidence I have obtained is sufficient and appropriate to provide a basis for my audit opinion.

My opinion does not provide assurance:

•	about the future viability of TCorp or the consolidated entity

•	that they have carried out their activities effectively, efficiently and economically

•	about the effectiveness of internal control

•	about the security and controls over the electronic publication of audited financial statements on any website where they may be presented

•	about any other information, which may have been hyperlinked to/from the financial statements.

Independence

In conducting my audit, I have complied with the independence requirements of the Australian Auditing Standards and other relevant ethical pronouncements. The PF&A Act further promotes independence by:

•	providing that only Parliament, and not the executive government, can remove an Auditor-General

•

mandating the Auditor-General as auditor of public sector agencies but precluding the provision on non-audit services, thus ensuring the Auditor-General and the Audit Office of New South Wales are not compromised in their role by the possibility of losing clients or income.

Peter Achterstraat
Auditor-General

3 September 2012
SYDNEY

TREASURY CORPORATION DIVISION OF THE GOVERNMENT SERVICE

STATEMENT OF COMPREHENSIVE INCOME

FOR THE YEAR ENDED 30 JUNE 2012

		2012	2011
	Note	$’000	$’000
Income
Personnel services income	5	17,508	19,375

Total income		17,508	19,375

Expenses
Staff costs	2	(16,998)	(19,363)

Total expenses		(16,998)	(19,363)

Surplus for the year		510	12

Other comprehensive income/(loss)
Actuarial loss on defined benefit plans	8	(510)	(12)

Other comprehensive income/(loss) for the year		(510)	(12)

Total comprehensive income/(loss) for the year		—	—

The accompanying notes form part of these financial statements.

TREASURY CORPORATION DIVISION OF THE GOVERNMENT SERVICE

BALANCE SHEET

AS AT 30 JUNE 2012

		2012	2011
	Note	$’000	$’000
Current assets
Amounts receivable from controlling entity	5	2,630	5,376
Other assets	3	64	196

Total current assets		2,694	5,572

Current liabilities
Payables		12	42
Employee benefit provisions	4	2,437	5,530
Other liabilities	6	245	—

Total current liabilities		2,694	5,572

Net assets		—	—

Equity
Retained surplus		—	—

Total equity		—	—

The accompanying notes form part of these financial statements.

TREASURY CORPORATION DIVISION OF THE GOVERNMENT SERVICE

STATEMENT OF CHANGES IN EQUITY

FOR THE YEAR ENDED 30 JUNE 2012

	2012	2011
	$’000	$’000
Total equity at the beginning of the year	—	—

Surplus for the year	510	12
Other comprehensive income/(loss)	(510)	(12)

Total comprehensive income for the year	—	—

Total equity at year end	—	—

The accompanying notes form part of these financial statements.

TREASURY CORPORATION DIVISION OF THE GOVERNMENT SERVICE

CASH FLOW STATEMENT

FOR THE YEAR ENDED 30 JUNE 2012

		2012	2011
	Note	$’000	$’000
Cash flows from operating activities
Net cash flows provided by operating activities	5	—	—

Cash at the beginning of the year		—	—

Cash at the end of the year		—	—

The accompanying notes form part of these financial statements.

TREASURY CORPORATION DIVISION OF THE GOVERNMENT SERVICE

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 30 JUNE 2012

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a)	Reporting entity

Treasury Corporation Division of the Government Service (‘the Division’) is a Division of the New South Wales Government Service, established pursuant to Part 2 of Schedule 1 to the Public Sector Employment and Management Act 2002. It is a not-for-profit entity as profit is not its principal objective. The Division is consolidated as part of the NSW Total State Sector Accounts. It is domiciled in Australia and its principal office is at Level 22, Governor Phillip Tower, 1 Farrer Place, Sydney, NSW, 2000.

The Division’s objective is to provide personnel services to New South Wales Treasury Corporation.

The Division commenced operations on 17 March 2006 when it assumed responsibility for the employees, employee-related liabilities and related administrative services of New South Wales Treasury Corporation.

The financial report was authorised for issue by S W Knight the Division Head on 29 August 2012.

(b)	Basis of preparation

The Division is deemed to be a reporting entity in accordance with NSW Treasury Circular NSW TC 06/13 Financial Reporting and Annual Reporting Requirements Arising from Employment Arrangements.

These are general purpose financial statements which are prepared in accordance with the requirements of Australian Accounting Standards, the Public Finance and Audit Act 1983, the Public Finance and Audit Regulation 2010, and specific directions issued by the NSW Treasurer.

Generally, the historical cost basis of accounting has been adopted and the financial statements do not take into account changing money values or current valuations except for certain assets and provisions which are measured at fair value (see notes 3 and 4). Cost is based on the fair values of the consideration given in exchange for assets.

The accrual basis of accounting has been adopted in the preparation of the financial statements, except for cash flow information.

TREASURY CORPORATION DIVISION OF THE GOVERNMENT SERVICE

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 30 JUNE 2012

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Standards and Interpretations in issue not yet adopted

At the date of authorisation of the financial statements, the Standards and Interpretations listed below were in issue but not yet effective.

Standard/Interpretation	Effective for annual reporting periods beginning on or after	Expected to be initially applied in the financial year ending
AASB 2011-9 Amendments to Australian Accounting Standards – Presentation of Items of Other Comprehensive Income	1 July 2012	30 June 2013

AASB 13 Fair Value Measurements	1 January 2013	30 June 2014

AASB 127(2011) Separate Financial Statements	1 January 2013	30 June 2014

AASB 119 (2011) Employee Benefits	1 January 2013	30 June 2014

AASB 2010-2 Amendments to Australian Accounting Standards arising from Reduced Disclosure Requirements	1 July 2013	30 June 2014

AASB 1053 Application of Tiers of Australian Accounting Standards	1 July 2013	30 June 2014

AASB 2011-4 Amendments to Australian Accounting Standards to Remove Individual Key Management Personnel Disclosure Requirements	1 July 2013	30 June 2014

When applied, these standards will impact only on the presentation of the financial statements and disclosures in the notes.

Management’s judgements, key assumptions and estimates are disclosed in the relevant notes to the financial statements. All amounts are rounded to the nearest one thousand dollars and are expressed in Australian dollars.

(c)	Comparative information

Accounting policies and presentation adopted in these financial statements are consistent with the previous year. Comparative information has been reclassified, where necessary, to be consistent with the current year.

(d)	Income

Income is measured at the fair value of the consideration received or receivable. Revenue from the rendering of personnel services is recognised when the service is provided and only to the extent that the associated recoverable expenses are recognised.

(e)	Receivables

A receivable is recognised when it is probable that the future cash inflows associated with it will be realised and it has a value that can be measured reliably. It is derecognised when the contractual or other rights to future cash flows from it expire or are transferred.

TREASURY CORPORATION DIVISION OF THE GOVERNMENT SERVICE

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 30 JUNE 2012

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

(f)	Payables

Payables include creditors and accrued wages, salaries, and related on costs (such as fringe benefits tax and workers’ compensation insurance) where there is certainty as to the amount and timing of settlement.

A payable is recognised when a present obligation arises under a contract or otherwise. It is derecognised when the obligation expires or is discharged, cancelled or substituted.

A short-term payable with no stated interest rate is measured at historical cost if the effect of discounting is immaterial.

(g)	Employee benefit provisions and expenses

Provisions are recognised when the Division has a present obligation (legal or constructive) as a result of a past event, it is probable that the Division will be required to settle the obligation, and a reliable estimate can be made of the amount of the obligation.

Employee benefit provisions represent expected amounts payable in the future in respect of unused entitlements accumulated as at the reporting date and associated liabilities (such as payroll tax).

Superannuation liabilities associated with defined benefit schemes and leave liabilities are recognised as expenses and provisions when the obligations arise, which is usually through the rendering of service by employees.

Superannuation is actuarially assessed prior to each reporting date and is measured at the present value of the estimated future payments.

All other employee benefit liabilities are assessed by management and are measured at the undiscounted amount of the estimated future payments.

The amount recognised for superannuation is the net total of the present value of the defined benefit obligation at the reporting date, minus the fair value at that date of any plan assets out of which the obligations are to be settled directly.

The amount recognised in the statement of comprehensive income for superannuation is the net total of current service cost, interest cost and the expected return on any plan assets. Actuarial gains or losses are recognised immediately as ‘other comprehensive income’ in the year in which they occur.

The actuarial assessment of superannuation uses the Projected Unit Credit Method and reflects estimated future salary increases and the benefits set out in the terms of the plan. The liabilities are discounted using the market yield rate on Commonwealth Government bonds of similar maturity to those obligations. Actuarial assumptions are unbiased and mutually compatible and financial assumptions are based on market expectations for the period over which the obligations are to be settled.

(h)	Tax Equivalents

The Income Tax Assessment Act 1936 and the Income Tax Assessment Act 1997 exempts the Division, as a controlled entity of New South Wales Treasury Corporation (refer note 5), from liability for Commonwealth income tax.

Since the Division is legally established as a Division of the New South Wales Government Service (refer note 1 (a)), it is not subject to tax equivalents payments to the New South Wales Government.

TREASURY CORPORATION DIVISION OF THE GOVERNMENT SERVICE

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 30 JUNE 2012

2.	STAFF COSTS

		2012	2011
	Note	$’000	$’000
Staff costs for the period include:
Remuneration costs		14,676	17,071
Defined contribution superannuation		1,098	1,002
Defined benefit superannuation	8	(33)	(25)
Other		1,257	1,315

		16,998	19,363

3.	OTHER ASSETS

		2012	2011
	Note	$’000	$’000
Prepaid superannuation	8	—	196
Prepaid operating expenses		64	—

		64	196

4.	EMPLOYEE BENEFIT PROVISIONS

	2012	2011
	$’000	$’000
Opening Balance	5,530	4,831
Increase in provisions (net)	2,215	5,495
Payments	(5,308)	(4,796)

	2,437	5,530

5.	RELATED PARTIES

Controlling entity & economic dependency

New South Wales Treasury Corporation is deemed to control the Division in accordance with Treasury Circular NSW TC 06/13. The controlling entity is incorporated under the Treasury Corporation Act 1983 of the New South Wales Parliament.

Transactions and balances in this financial report relate only to the Division’s function as provider of personnel services to the controlling entity.

The Division’s total income is sourced from the New South Wales Treasury Corporation. Cash receipts and payments are affected by the New South Wales Treasury Corporation on the Division’s behalf.

New South Wales Treasury Corporation guarantees payment of all the Division’s liabilities.

TREASURY CORPORATION DIVISION OF THE GOVERNMENT SERVICE

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 30 JUNE 2012

6.	OTHER LIABILITIES

		2012	2011
	Note	$’000	$’000
Superannuation – Unfunded Liability	8	245	—

		245	—

7.	AUDITORS REMUNERATION

Auditor’s remuneration for the review of this financial report is borne by the controlling entity. The applicable audit fee amounted to $6,900 (2011: $6,700).

8.	SUPERANNUATION

As per note 1(a), superannuation obligations were transferred from New South Wales Treasury Corporation to the Division on 17 March 2006.

Any unfunded superannuation liabilities arising from defined benefit schemes for employees are recognised as a liability in note 6. Amounts representing prepaid superannuation contributions are recognised as an asset and included in note 3. Actuarial gains and losses are recognised as other comprehensive income in the ‘statement of comprehensive income’ in the year they occur.

The funds below hold in trust the investments of the closed New South Wales public sector superannuation schemes:

State Authorities Superannuation Scheme (SASS)

State Superannuation Scheme (SSS)

State Authorities Non-contributory Superannuation Scheme (SANCS)

These funds are all defined benefit schemes, where at least a component of the employee’s final benefit is derived from a multiple of member salary and years of membership. All schemes are closed to new members.

All fund assets are invested at arms length. Payments may be made to Pillar Administration to reduce the superannuation liability. These payments are held in investment reserve accounts by Pillar Administration.

The 2012 actuarial assessment of SASS, SANCS and SSS was based on the requirements of Australian Accounting Standard AASB 119 Employee Benefits. This required that a market determined risk-adjusted discount rate be applied as a valuation interest rate in the calculation of the value of accrued benefits. To satisfy the AASB 119 requirements, the following principal actuarial assumptions were applied at the report date.

	2012	2011
Discount Rate at 30th June(1)	3.06	5.28
Expected return on assets backing current pension liabilities	8.6	8.6
Expected salary increases - to next financial year	2.5	3.5
- thereafter	2.5	3.5
Expected rate of CPI Increase	2.5	2.5

(1)	In accordance with AASB 119 this rate reflects market yields of Commonwealth Government bonds at balance date.

TREASURY CORPORATION DIVISION OF THE GOVERNMENT SERVICE

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 30 JUNE 2012

8.	SUPERANNUATION (Continued)

Actual return on fund assets

	2012	2011
	$’000	$’000
Actual return on fund assets	2	146

	2	146

The expected return on assets assumption is determined by weighting the expected long-term return for each asset class by the target allocation of assets to each class. The returns used for each class are net of investment tax and investment fees.

Fund asset allocation

	2012	2011
	%	%
Australian equities	28.0	33.4
Overseas equities	23.7	29.5
Australian fixed interest securities	4.9	5.7
Overseas fixed interest securities	2.4	3.1
Property	8.6	9.9
Cash	19.5	5.1
Other	12.9	13.3

Funding arrangements for Employer Contributions

The following is a summary of the financial position of the Funds calculated in accordance with AAS 25 ‘Financial Reporting by Superannuation Plans’:

	2012	2011
(Surplus)/deficit	$’000	$’000
Accrued benefits	1,170	1,069
Net market value of fund assets	(1,579)	(1,536)

Net surplus	(409)	(467)

Contribution recommendations

	Method	2012	2011
SASS	Multiple of member contributions	0.00	0.00
SANCS	% Member Salary	0.00%	0.00%
SSS	Multiple of member contributions	0.00	0.00

TREASURY CORPORATION DIVISION OF THE GOVERNMENT SERVICE

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 30 JUNE 2012

8.	SUPERANNUATION (Continued)

Funding method

The method used to determine the employer contribution recommendations in the 2009 triennial actuarial review was the Aggregate Funding method. The method adopted affects the timing of the cost to the employer.

Under the Aggregate Funding method, the employer contribution rate is determined so that sufficient assets will be available to meet the benefit payments to existing members, taking into account the current value of assets and future contributions.

Weighted-average assumptions

	2012	2011
	%	%
Expected rate of return on Fund assets backing current pension liabilities	8.3	8.3
Expected rate of return on Fund assets backing other liabilities	7.3	7.3
Expected salary increase rate	4.0	4.0
Expected rate of CPI increase	2.5	2.5

The AAS 25 surplus will be higher than the AASB 119 net defined benefit asset recognised in the balance sheet, because the expected after tax rate of return on the plan assets is typically higher than the long-term Commonwealth Government bond rate.

Components recognised in the Statement of Comprehensive Income

	2012	2011
	$’000	$’000
Current service cost	30	42
Interest on obligation	70	83
Expected return on fund assets	(133)	(150)

Total	(33)	(25)

The charge/(credit) for the year is included in staff costs in the statement of comprehensive income.

TREASURY CORPORATION DIVISION OF THE GOVERNMENT SERVICE

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 30 JUNE 2012

8.	SUPERANNUATION (Continued)

Net asset recognised in the balance sheet

	Total	Total	Total	Total	Total
	2012	2011	2010	2009	2008
	$’000	$’000	$’000	$’000	$’000
Fair value of fund assets at the beginning of the year	1,536	1,777	1,569	1,586	1,684
Expected return on fund assets	133	150	133	126	131
Actuarial gains/(losses)	(121)	(124)	32	(251)	(221)
Employer contributions	36	37	49	132	—
Employee contributions	14	17	17	16	16
Benefits paid	(19)	(321)	(23)	(40)	(24)

Fair value of fund assets at the end of the year	1,579	1,536	1,777	1,569	1,586

Present value of partly funded defined benefit obligations	(1,824)	(1,340)	(1,631)	(1,425)	(1,200)
Adjustment for limitation on net assets	—	—	—	—	(161)

Net (liability)/asset recognised in balance sheet at the end of the year	(245)	196	146	144	225

Experience adjustments – Fund liabilities	390	112	92	137	(40)
Experience adjustments – Fund assets	(121)	(124)	(31)	251	221

Amounts recognised in the statement of comprehensive income

	2012	2011
	$’000	$’000
Actuarial losses incurred during the year and recognised in the statement of comprehensive income	510	12
Adjustments recognised in the statement of comprehensive income for restrictions on the defined benefit asset	—	—

Actuarial loss for the year as per the statement of comprehensive income	510	12

Cumulative actuarial losses recognised in the statement of comprehensive income	827	317

— End of Audited Financial Report —

TREASURY CORPORATION DIVISION OF THE GOVERNMENT SERVICE

FOR THE YEAR ENDED 30 JUNE 2012

Certificate under Section 41C(1B) and 41C(1C) of the Public Finance and

Audit Act, 1983 and Clause 11 of the Public Finance and

Audit Regulation, 2010

In the opinion of the Division Head of Treasury Corporation Division of the Government Service

(a)	the financial report has been prepared in a form for consolidation in accordance with the provisions of the Public Finance and Audit Act 1983, the Public Finance and Audit Regulation 2010 and the Treasurer’s Directions. It has also been prepared in accordance with Australian Accounting Standards and other authoritative pronouncements of the Australian Accounting Standard Board;

(b)	the financial report for the year ended 30 June 2012 exhibits a true and fair view of the financial position and transactions of Treasury Corporation Division of the Government Service; and

(c)	I am not aware, as at the date of this Certificate, of any circumstances which would render any particulars included in the financial report to be misleading or inaccurate.

S W Knight

Division Head

29 August 2012

Sydney

TREASURY CORPORATION DIVISION OF THE GOVERNMENT SERVICE

FOR THE YEAR ENDED 30 JUNE 2012

INDEPENDENT AUDITOR’S REPORT

Treasury Corporation Division of the Government Service

To Members of the New South Wales Parliament

I have audited the accompanying financial statements of New South Wales Treasury Corporation Division of the Government Service (the Division), which comprise the balance sheet as at 30 June 2012, the statement of comprehensive income, statement of changes in equity and cash flow statement, for the year then ended, notes comprising a summary of significant accounting policies and other explanatory information.

Opinion

In my opinion, the financial statements:

•

give a true and fair view of the financial position of the Division as at 30 June 2012, and of its financial performance and its cash flows for the year then ended in accordance with Australian Accounting Standards

•	are in accordance with section 41B of the Public Finance and Audit Act 1983 (the PF&A Act) and the Public Finance and Audit Regulation 2010.

My opinion should be read in conjunction with the rest of this report.

Chief Executive’s Responsibility for the Financial Statements

The Chief Executive of New South Wales Treasury Corporation is responsible for the preparation of the financial statements that give a true and fair view in accordance with Australian Accounting Standards and the PF&A Act and for such internal control as the Chief Executive determines is necessary to enable the preparation of the financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

My responsibility is to express an opinion on the financial statements based on my audit. I conducted my audit in accordance with Australian Auditing Standards. Those Standards require that I comply with relevant ethical requirements relating to audit engagements and plan and perform the audit to obtain reasonable assurance whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgement, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal controls relevant to the Division’s preparation of the financial statements that give a true and fair view in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Division’s internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by the Chief Executive, as well as evaluating the overall presentation of the financial statements.

TREASURY CORPORATION DIVISION OF THE GOVERNMENT SERVICE

FOR THE YEAR ENDED 30 JUNE 2012

I believe that the audit evidence I have obtained is sufficient and appropriate to provide a basis for my audit opinion.

My opinion does not provide assurance:

•	about the future viability of the Division

•	that it has carried out its activities effectively, efficiently and economically

•	about the effectiveness of its internal controls

•	about the security and controls over the electronic publication of audited financial statements on any website where they may be presented

•	about any other information, which may have been hyperlinked to/from the financial statements.

Independence

In conducting my audit, I have complied with the independence requirements of the Australian Auditing Standards and other relevant ethical pronouncements. The PF&A Act further promotes independence by:

•	providing that only Parliament, and not the executive government, can remove an Auditor-General

•

mandating the Auditor-General as auditor of public sector agencies but precluding the provision on non-audit services, thus ensuring the Auditor-General and the Audit Office of New South Wales are not compromised in their role by the possibility of losing clients or income.

Steven Martin

Director, Financial Audit Services

3 September 2012

SYDNEY

TCORP NOMINEES PTY LIMITED

A.B.N. 81 003 747 162

STATEMENT OF COMPREHENSIVE INCOME

FOR THE YEAR ENDED 30 JUNE 2012

		2012	2011
	Note	$	$
Income		—	—
Income tax equivalent expense	1(c)	—	—

Profit for the year		—	—
Other comprehensive income		—	—

Total comprehensive income for the year		—	—

The accompanying notes form part of these financial statements.

TCORP NOMINEES PTY LIMITED

A.B.N. 81 003 747 162

BALANCE SHEET

AS AT 30 JUNE 2012

		2012	2011
	Note	$	$
Cash	1(d)	2	2

Total assets		2	2

Total liabilities		—	—

Net assets		2	2

Contributed equity	2	2	2
Retained profits		—	—

Total equity		2	2

The accompanying notes form part of these financial statements.

TCORP NOMINEES PTY LIMITED

A.B.N. 81 003 747 162

STATEMENT OF CHANGES IN EQUITY

FOR THE YEAR ENDED 30 JUNE 2012

		2012	2011
	Note	$	$
Total equity at beginning of the year		2	2
Profit for the year		—	—
Other comprehensive income		—	—

Total comprehensive income for the year		—	—

Total equity at the end of the year	2	2	2

The accompanying notes form part of these financial statements.

TCORP NOMINEES PTY LIMITED

A.B.N. 81 003 747 162

CASH FLOW STATEMENT

FOR THE YEAR ENDED 30 JUNE 2012

	2012	2011
	$	$
Cash inflows/(outflows) from operating activities
Net cash flows from operating activities	—	—

Net increase in cash held	—	—

Cash at the beginning of the year	2	2

Cash at the end of the year	2	2

The accompanying notes form part of these financial statements.

TCORP NOMINEES PTY LIMITED

A.B.N. 81 003 747 162

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 30 JUNE 2012

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a)	Basis of Preparation

These general purpose financial statements have been prepared in accordance with Accounting Standards and other authoritative pronouncements of the Australian Accounting Standards Board, and comply with other requirements of the law.

Australian Accounting Standards include Australian Equivalents to International Financial Reporting Standards (IFRS). Compliance with Australian Equivalents to IFRS ensures this financial report complies with IFRS.

The financial statements also have regard to the requirements of the Public Finance and Audit Act 1983, the Public Finance and Audit Regulation 2010 and the Treasurer’s Directions as the parent entity is required to report in accordance with provisions contained within that New South Wales legislation.

Standards and Interpretations in issue not yet adopted

At the date of authorisation of the financial statements, the Standards and Interpretations listed below were in issue but not yet effective.

Standard/Interpretation	Effective for annual reporting periods beginning on or after	Expected to be initially applied in the financial year ending
AASB 2011-9 Amendments to Australian Accounting Standards – Presentation of Items of Other Comprehensive Income	1 July 2012	30 June 2013

AASB 13 Fair Value Measurements	1 January 2013	30 June 2014

AASB 127(2011) Separate Financial Statements	1 January 2013	30 June 2014

AASB 2010-2 Amendments to Australian Accounting Standards arising from Reduced Disclosure Requirements	1 July 2013	30 June 2014

AASB 1053 Application of Tiers of Australian Accounting Standards	1 July 2013	30 June 2014

When applied, all of these standards will impact only on the presentation of the financial statements and disclosures in the notes.

The financial statements are prepared using the accrual basis of accounting. Financial assets and financial liabilities are stated on a fair value basis of measurement unless otherwise indicated. Other assets and liabilities are stated on an historical cost basis of measurement.

Management’s judgements, key assumptions and estimates are disclosed in the relevant notes to the financial statements.

TCORP NOMINEES PTY LIMITED

A.B.N. 81 003 747 162

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 30 JUNE 2012

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

(b)	Company Information and activities

TCorp Nominees Pty Ltd (the company) is a company registered under the Corporations Act 2001 and incorporated in New South Wales, Australia. The address of its registered office is:

Level 22

Governor Phillip Tower

1 Farrer Place

SYDNEY NSW 2000

There were no transactions undertaken by the company with any other party, including related parties, during the reporting period or the previous period. All ongoing costs of incorporation and audit are borne by the parent entity.

The company acts as a security trustee in relation to financing of a hospital for which the parent entity has advanced funds. As a security trustee, the company holds rights under a number of mortgages and charges on trust for the parent entity. Should the company take enforcement action against the security providers under the transaction, any moneys realised are to be paid to the parent entity. The company’s actions as security trustee are supported by indemnities from the parent entity for losses incurred in connection with this role. As at 30 June 2012, the amount outstanding under the lending arrangements was approximately $9.3 million (2011: $11.1 million). At the date of this report, the company has not taken any enforcement action under the security held, nor are there any issues pending that would likely require such action to be taken in the future.

(c)	Income Tax

The Income Tax Assessment Act 1936 and Income Tax Assessment Act 1997 exempts the company and its parent entity from liability for Commonwealth Income Tax. The parent entity is subject to a tax equivalent payment to the New South Wales Government on its consolidated results.

(d)	Cash

Cash comprises cash on hand.

(e)	Presentation

The financial report is presented in Australian dollars and amounts are rounded off to the nearest dollar.

Comparative information has been restated where necessary to be presented on a consistent basis to the current year information.

TCORP NOMINEES PTY LIMITED

A.B.N. 81 003 747 162

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 30 JUNE 2012

2.	CONTRIBUTED EQUITY

	2012	2011
	$	$
2 Ordinary shares issued and fully paid	2	2

Ordinary shares entitle the holder to participate in dividends and the proceeds on winding up of the company in proportion to the number of and amounts paid on the shares held.

3.	DIVIDENDS

The directors recommend that no dividend be paid in respect of the current year. No dividend has previously been declared or paid.

4.	REMUNERATION OF AUDITORS

Fees for services rendered to the company by the auditors are borne by the parent entity (note 6). The audit fee applicable to this company amounted to $3,750 (2011: $3,750).

5.	KEY MANAGEMENT PERSONNEL

The key management personnel of the company during the year were the directors. The company has no employees.

The names of each person who were directors of the company at any time during the financial year are as follows:

Stephen William Knight

Paul Anthony Smith

Clare Sylvia Mifsud

The directors of the company did not receive any remuneration from the company or any related entity in relation to the management of the company.

6.	RELATED PARTIES

Parent entity

TCorp Nominees Pty Limited is a wholly-owned controlled entity of the parent entity, New South Wales Treasury Corporation. The parent entity was incorporated under the Treasury Corporation Act 1983 of the New South Wales Parliament.

TCORP NOMINEES PTY LIMITED

A.B.N. 81 003 747 162

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 30 JUNE 2012

7.	SUBSEQUENT EVENTS

No matter or circumstance has arisen since 30 June 2012 that has significantly affected, or may significantly affect:

a)	the company’s operations in future years; or

b)	the results of those operations in future years; or

c)	the company’s state of affairs in future years.

8.	AUTHORISATION DATE

This financial report was authorised for issue in accordance with a resolution of the directors of TCorp Nominees Pty Limited on 29th August 2012.

- End of Audited Financial Report -

TCORP NOMINEES PTY LIMITED

A.B.N. 81 003 747 162

Certificate under Section 41C (1B) and 41C (1C) of the Public Finance and Audit Act 1983 and Clause 11 of the Public Finance and Audit Regulation 2010.

In the opinion of the Directors of TCorp Nominees Pty Limited:

a.	The financial statements have been prepared in accordance with the provisions of the Public Finance and Audit Act 1983, the Public Finance and Audit Regulation 2010 and the Treasurer’s Directions. They have also been prepared in accordance with Australian Accounting Standards and other authoritative pronouncements of the Australian Accounting Standard Board;

b.	the financial statements for the year ended 30 June 2012 exhibit a true and fair view of the financial position and transactions of TCorp Nominees Pty Limited; and

c.	the Directors are not aware, as at the date of this Certificate, of any circumstances which would render any particulars included in the financial statements to be misleading or inaccurate.

Signed in accordance with a resolution of the Board of Directors:

SW Knight	P A Smith
Director	Director

29 August 2012

Sydney

TCORP NOMINEES PTY LIMITED

A.B.N. 81 003 747 162

GPO Box 12

Sydney NSW 2001

INDEPENDENT AUDITOR’S REPORT

TCorp Nominees Pty Limited

To Members of the New South Wales Parliament

I have audited the accompanying financial statements of TCorp Nominees Pty Limited which comprise the balance sheet as at 30 June 2012, the statement of comprehensive income, statement of changes in equity and cash flow statement for the year then ended, notes comprising a summary of significant accounting policies and other explanatory information.

Opinion

In my opinion, the financial statements:

•

give a true and fair view of the financial position of TCorp Nominees Pty Limited as at 30 June 2012, and of its financial performance and its cash flows for the year then ended in accordance with Australian Accounting Standards

•	are in accordance with section 41B of the Public Finance and Audit Act 1983 (the PF&A Act), and the Public Finance and Audit Regulation 2010.

My opinion should be read in conjunction with the rest of this report.

Chief Executive’s Responsibility for the Financial Statements

The Chief Executive of New South Wales Treasury Corporation is responsible for the preparation of the financial statements that give a true and fair view in accordance with Australian Accounting Standards and the PF&A Act and for such internal control as the Chief Executive determines is necessary to enable the preparation of the financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

My responsibility is to express an opinion on the financial statements based on my audit. I conducted my audit in accordance with Australian Auditing Standards. Those Standards require that I comply with relevant ethical requirements relating to audit engagements and plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgement, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to TCorp Nominees Pty Limited’s preparation of the financial statements that give a true and fair view in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of TCorp Nominees Pty Limited’s internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by the Chief Executive, as well as evaluating the overall presentation of the financial statements.

I believe that the audit evidence I have obtained is sufficient and appropriate to provide a basis for my audit opinion.

TCORP NOMINEES PTY LIMITED

A.B.N. 81 003 747 162

My opinion does not provide assurance:

•	about the future viability of TCorp Nominees Pty Limited

•	that it has carried out its activities effectively, efficiently and economically

•	about the effectiveness of its internal controls

•	about the security and controls over the electronic publication of the audited financial statements on any website where they may be presented

•	about other information, which may have been hyperlinked to/from the financial statements.

Independence

In conducting my audit, I have complied with the independence requirements of the Australian Auditing Standards and other relevant ethical pronouncements. The PF&A Act further promotes independence by:

•	providing that only Parliament, and not the executive government, can remove an Auditor-General

•

mandating the Auditor-General as auditor of public sector agencies but precluding the provision of non-audit services, thus ensuring the Auditor-General and the Audit Office of New South Wales are not compromised in their role by the possibility of losing clients or income.

Steven Martin

Director, Financial Audit Services

3 September 2012

SYDNEY